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2008 ANNUAL MEETING OF STOCKHOLDERS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AGILENT TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
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Agilent Technologies, Inc. 5301 Stevens Creek Blvd. Santa Clara, California 95051 William P. Sullivan President and Chief Executive Officer

January 2008

To our Stockholders:

        I am pleased to invite you to attend the annual meeting of stockholders of Agilent Technologies, Inc. ("Agilent") to be held on Wednesday, February 27, 2008 at 10:00 a.m., Pacific Standard Time, at the South San Francisco Conference Center located at 255 South Airport Boulevard, South San Francisco, California (U.S.A.). Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

        If you are unable to attend the annual meeting in person, you may participate through the Internet or by telephone. To participate in the live webcast, log on at http://investor.agilent.com and select the link for the webcast in the "News & Events" section of the site. To listen by telephone, please call 800-901-5213 (international callers should dial 617-786-2962). The meeting passcode is 66713911. The webcast will begin at 10:00 a.m. and will remain on Agilent's website for one year. You cannot record your vote on this website or at this phone number.

        We have elected to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

        Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice you received in the mail.

        Thank you for your ongoing support of, and continued interest in, Agilent.

Sincerely,

        Admission to the annual meeting will be limited to stockholders. Please note that an admission ticket and picture identification will be required to enter the annual meeting. Each stockholder will be entitled to bring a guest to the annual meeting. For stockholders of record, an admission ticket is printed on the back cover of these proxy materials and on the Notice. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual was an Agilent stockholder as of the record date. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or items prior to their admission to the annual meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the meeting.

2008 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	2
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	2
Why am I receiving these materials?	2
What is included in these materials?	2
What information is contained in these materials?	2
What proposals will be voted on at the annual meeting?	2
What is the Agilent Board's voting recommendation?	2
What shares owned by me can be voted?	3
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
How can I vote my shares in person at the annual meeting?	3
How can I vote my shares without attending the annual meeting?	4
Can I change my vote?	4
How are votes counted?	4
What is the voting requirement to approve each of the proposals?	4
What does it mean if I receive more than one proxy or voting instruction card?	4
How can I obtain an admission ticket for the annual meeting?	4
Where can I find the voting results of the annual meeting?	4
BOARD STRUCTURE AND COMPENSATION	5
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES	11
PROPOSALS TO BE VOTED ON	14
PROPOSAL NO. 1—Election of Directors	14
PROPOSAL NO. 2—Ratification of Independent Registered Public Accounting Firm	17
PROPOSAL NO. 3—Approval of the Agilent Technologies, Inc. Long-Term Performance Program	18
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
Beneficial Ownership Table	22
Section 16(a) Beneficial Ownership Reporting Compliance	25
COMPENSATION DISCUSSION AND ANALYSIS	26
COMPENSATION COMMITTEE REPORT	37
EXECUTIVE COMPENSATION	38
Summary Compensation Table	38
Grants of Plan Based Awards in Last Fiscal Year	40
Outstanding Equity Awards at Fiscal Year-End	41
Option Exercises and Stock Vested at Fiscal Year-End	43
Pension Benefits	43
Non-Qualified Deferred Compensation in Last Fiscal Year	45
Termination and Change of Control Arrangements	47
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	50
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES	50
AUDIT AND FINANCE COMMITTEE REPORT	51
ADDITIONAL QUESTIONS AND INFORMATION REGARDING THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS	54
What happens if additional proposals are presented at the annual meeting?	54
What class of shares is entitled to be voted?	54
What is the quorum requirement for the annual meeting?	54
Who will count the vote?	54
Is my vote confidential?	54
Who will bear the cost of soliciting votes for the annual meeting?	54
May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?	55
How do I obtain a separate set of voting materials if I share an address with other stockholders?	55
If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?	56
APPENDIX A—AGILENT TECHNOLOGIES, INC. LONG-TERM PERFORMANCE PROGRAM	A-1

AGILENT TECHNOLOGIES, INC.

5301 Stevens Creek Blvd.
Santa Clara, California 95051
(408) 553-2424

Notice of Annual Meeting of Stockholders

TIME	10:00 a.m., Pacific Standard Time, on Wednesday, February 27, 2008
PLACE	South San Francisco Conference Center South San Francisco, California (U.S.A.)
ITEMS OF BUSINESS	(1) To elect three directors to a 3-year term.
(2) To ratify the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm.
(3) To approve the Agilent Technologies, Inc. Long-Term Performance Program.
(4) To consider such other business as may properly come before the annual meeting.
RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on Wednesday, January 2, 2008.
ANNUAL MEETING ADMISSION	Two cut-out admission tickets are printed on the back cover of these proxy materials. Please contact Agilent's Investor Relations Department at our headquarters if you need additional tickets.
The annual meeting will begin promptly at 10:00 a.m. Limited seating is available on a first come, first served basis.
VOTING	For instructions on voting, please refer to the instructions on the Notice you received in the mail or, if you requested a hard copy of the Proxy Statement, on your enclosed proxy card.
By Order of the Board,

D. CRAIG NORDLUND Senior Vice President, General Counsel and Secretary

This Proxy Statement and the accompanying proxy card are being distributed on or about January 14, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:    Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials, including this Proxy Statement and the Agilent Technologies, Inc. ("Agilent" or the "Company") 2007 Annual Report to Stockholders, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a notice (the "Notice") was mailed to most of our stockholders which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:    Why am I receiving these materials?

A:
Agilent's Board of Directors (the "Board") is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Agilent's annual meeting of stockholders, which will take place on February 27, 2008. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:    What is included in these materials?

A:
These materials include:

•
our Proxy Statement for Agilent's annual meeting; and

•
our 2007 Annual Report to Stockholders, which includes our audited consolidated financial statements.

  If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

Q:    What information is contained in these materials?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.

Q:    What proposals will be voted on at the annual meeting?

A:
There are three proposals scheduled to be voted on at the annual meeting:

•
the election of three directors for a 3-year term;

•
the ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm; and

•
the approval of Agilent's Long-Term Performance Program.

Q:    What is the Agilent Board's voting recommendation?

A:
Agilent's Board recommends that you vote your shares "FOR" each of the nominees to the Board, "FOR" the ratification of the Audit and Finance

  Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm, and "FOR" the approval of Agilent's Long-Term Performance Program.

Q:    What shares owned by me can be voted?

A:
All shares owned by you as of the close of business on January 2, 2008 (the "Record Date") may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, including shares purchased through the Agilent Technologies, Inc. 1999 Stock Plan ("Stock Plan") and the Agilent Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Agilent Technologies, Inc. 401(k) Plan ("401(k) Plan").

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of Agilent hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

      Stockholder of Record

  If your shares are registered directly in your name with Agilent's transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and the Notice, or if requested, these proxy materials are being sent to you directly by Agilent. As the stockholder of record, you have the right to grant your voting proxy directly to Agilent or to vote in person at the annual meeting. If you requested printed copies of the proxy materials, Agilent has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the Notice and below under the heading "How can I vote my shares without attending the annual meeting?"

      Beneficial Owner

  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name", and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described in the Notice and below under "How can I vote my shares without attending the annual meeting?"

Q:    How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring your admission ticket and the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Agilent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

  Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:    How can I vote my shares without attending the annual meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially in "street name", you may direct your vote without attending the annual meeting by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you request printed copies of proxy materials, you can also vote by mail or by telephone.

Q:    Can I change my vote?

A:
You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:    How are votes counted?

A:
In the election of directors, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the other proposals, your vote may be cast "FOR" or, "AGAINST" or you may "ABSTAIN." If you "ABSTAIN", it has the same effect as a vote "AGAINST." If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Any undirected shares that you hold in the 401(k) Plan will be voted in proportion to the way the other 401(k) Plan stockholders vote their 401(k) Plan shares.

Q:    What is the voting requirement to approve each of the proposals?

A:
In the election for directors, the three persons receiving the highest number of "FOR" votes will be elected. However, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election (a "Majority Withheld Vote") shall promptly tender his or her resignation following certification of the stockholder vote. The affirmative vote of a majority of those shares present and entitled to vote is required to approve (i) the ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and (ii) Agilent's Long-Term Performance Program. If you are a beneficial owner of Agilent shares and do not provide the stockholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, as described in "What is the quorum requirement for the annual meeting?" in the section entitled "Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals" located at the end of this Proxy Statement. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Q:    What does it mean if I receive more than one proxy or voting instruction card?

A:
It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:    How can I obtain an admission ticket for the annual meeting?

A:
An admission ticket is printed on the back cover of these proxy materials and on the Notice.

Q:    Where can I find the voting results of the annual meeting?

A:
Agilent will announce preliminary voting results at the annual meeting and publish final results in Agilent's quarterly report on Form 10-Q for the second quarter of fiscal 2008.

BOARD STRUCTURE AND COMPENSATION

        The Board is divided into three classes serving staggered three-year terms. The Board has nine directors and the following four committees: (1) Audit and Finance, (2) Compensation, (3) Nominating/Corporate Governance and (4) Executive. The number of Directors is currently fixed at nine.

        The fiscal year for the Board begins March 1 of each year. The membership during the 2007 Agilent fiscal year and the function of each committee is described below. During the 2007 Agilent fiscal year, the Board held seven meetings. The Audit and Finance, Nominating/Corporate Governance, Compensation and Executive Committees held thirteen, one, five and zero meetings, respectively. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings held when the director was serving on the Board.

Name of Director	Audit and Finance		Compensation		Nominating		Executive

Non-Employee Directors:
Paul N. Clark(1)			X		X
James G. Cullen(2)					X	*	X	*
Robert J. Herbold(3)	X				X
Robert L. Joss(4)	X				X
Koh Boon Hwee(5)			X		X
Heidi Kunz(6)	X	*			X
David M. Lawrence, M.D.(7)			X	*	X
A. Barry Rand(8)			X		X
Employee Directors:
William P. Sullivan(9)							X

X = Committee member; * = Chairperson

(1)
Mr. Clark has served as a director since May 2006.

(2)
Mr. Cullen has served as a director since April 2000 and as the Non-Executive Chairman of the Board since March 1, 2005.

(3)
Mr. Herbold has served as a director since June 2000.

(4)
Mr. Joss has served as a director since July 2003.

(5)
Mr. Koh has served as a director since May 2003.

(6)
Ms. Kunz has served as a director since February 2000.

(7)
Dr. Lawrence has served as a director since July 1999.

(8)
Mr. Rand has served as a director since November 2000.

(9)
Mr. Sullivan has served as a director since March 1, 2005.

        Agilent encourages, but does not require, its Board members to attend the annual stockholders meeting. Last year, two of our directors attended the annual stockholders meeting.

Audit and Finance Committee

        The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Agilent's consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:

  •
  have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

  •
  review and approve the scope of the annual internal and external audit;

  •
  review and pre-approve the engagement of Agilent's independent registered public accounting firm to perform audit and non-audit services and the related fees;

  •
  meet independently with Agilent's internal auditing staff, independent registered public accounting firm and senior management;

  •
  review the adequacy and effectiveness of the system of internal control over financial reporting and any significant changes in internal control over financial reporting;

  •
  review Agilent's consolidated financial statements and disclosures including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's reports on Form 10-K or Form 10-Q;

  •
  establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

  •
  review funding and investment policies, implementation of funding policies and investment performance of Agilent's benefit plans;

  •
  monitor compliance with Agilent's Standards of Business Conduct; and

  •
  review disclosures from Agilent's independent registered public accounting firm regarding Independence Standards Board Standard No. 1.

Compensation Committee

        The Compensation Committee reviews the performance of Agilent's elected officers and other key employees and determines, approves and reports to the Board on the elements of their compensation, including total cash compensation and long-term equity based incentives. In addition, the Compensation Committee:

  •
  approves and monitors Agilent's benefit plan offerings;

  •
  supervises and oversees the administration of Agilent's incentive compensation, variable pay and stock programs;

  •
  recommends to the Board the annual retainer fee as well as other compensation for non-employee directors;

  •
  establishes comparator peer group and compensation targets based on this peer group for the Company's named executive officers; and

  •
  has sole authority to retain and terminate executive compensation consultants.

        For more information on the responsibilities and activities of the Compensation Committee, including the committee's processes for determining executive compensation, see "Compensation Discussion and Analysis," "Compensation Committee Report," "Executive Compensation" and the Compensation Committee's charter.

        The Compensation Committee also determines compensation for non-employee directors. The process the Compensation Committee undertakes for setting non-employee director compensation is similar to that of setting executive officer compensation. The Compensation Committee is aided by an independent consultant, currently F. W. Cook & Co., Inc., who is selected and retained by the Compensation Committee. The role of the independent consultant is to measure and benchmark our non-employee director compensation against a certain peer group of companies with respect to appropriate compensation levels for positions comparable in the market. The independent consultant recommends appropriate retainers, committee chair retainers, grant values and stock ownership guidelines to the Compensation Committee. This information is reviewed, discussed and finalized at a Compensation Committee meeting and a recommendation is made to the full Board. The full Board makes the final determination on non-employee director compensation.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee proposes a slate of directors for election by Agilent's stockholders at each annual meeting and appoints candidates to fill any vacancies on the Board. It is also responsible for reviewing management succession plans, determining the appropriate Board size and committee structure and developing and reviewing corporate governance principles applicable to Agilent. During fiscal year 2007, the Nominating/Corporate Governance Committee met one time. Each of the members of the Nominating/Corporate Governance Committee meets the definition of "independence" set forth in the NYSE's corporate governance listing standards.

        The Nominating/Corporate Governance Committee will consider candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled "Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals" located at the end of this Proxy Statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Nominating/Corporate Governance Committee.

        Agilent hires a third party search firm to help identify and facilitate the screening and interview process of candidates for director. To be considered by the Nominating/Corporate Governance Committee, a director nominee must have:

  •
  experience as a Board member or senior officer of a Fortune 200 or equivalent company or have achieved national prominence in an academic, government or other relevant field;

  •
  breadth of experience;

  •
  soundness of judgment;

  •
  the ability to make independent, analytical inquiries;

  •
  the willingness and ability to devote the time required to perform Board activities adequately; and

  •
  the ability to represent the total corporate interests of Agilent.

        In addition to these minimum requirements, the Nominating/Corporate Governance Committee will also evaluate whether the candidate's skills are complementary to the existing Board members' skills and the Board's needs for operational, management, financial, international, technological or other expertise. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating/Corporate Governance Committee to review and helps set up interviews. The Nominating/Corporate Governance Committee and Agilent's Chief Executive Officer interview candidates that meet the criteria, and the Nominating/Corporate Governance Committee selects candidates that best suit the Board's needs. We do not use a third party to evaluate current Board members.

        The Nominating/Corporate Governance Committee also recently adopted and currently administers Agilent's Related Person Transactions Policy and Procedures. See "Related Person Transactions Policy and Procedures" for more information.

Executive Committee

        The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Agilent's Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other committees or take any action not permitted under Delaware law to be delegated to a committee.

Statement on Corporate Governance

        Agilent has had formal corporate governance standards in place since the Company's inception in 1999. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"), the rules of the SEC and the NYSE's corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted charters for our Compensation Committee, Audit and Finance Committee and Nominating/Corporate Governance Committee consistent with the applicable rules and standards.

        You can access our committee charters and Standards of Business Conduct in the "Corporate Governance" section, which is on the left side of our web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attention: Investor Relations.

Majority Voting for Directors

        As part of our continuing efforts to enhance corporate governance procedures, the Agilent Board has amended our Bylaws to provide for majority voting of directors regarding director elections. In an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating/Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating/Corporate Governance Committee's recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose their decision whether to accept the director's resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating/Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Board Communications

        Stockholders and other interested parties may communicate with the Board and Agilent's Non-Executive Chairman of the Board of Directors by filling out the form at "Contact Chairman" under "Corporate Governance" at http://investor.agilent.com or by writing to James G. Cullen, c/o Agilent Technologies, Inc., General Counsel, 5301 Stevens Creek Blvd., MS 1A-11, Santa Clara, California 95051. The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Non-Executive Chairman preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the "Unrelated Items") will not be forwarded to the Non-Executive Chairman. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Non-Executive Chairman. Any communication that is relevant to the conduct of Agilent's business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Non-Executive Chairman and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with Agilent management and specifically instruct that any personal employee complaints be forwarded to Agilent's Human Resources Department.

Director Independence

        Agilent adopted the following standards for director independence in compliance with the NYSE corporate governance listing standards:

1.    No director qualifies as "independent" unless the Board affirmatively determines that the director has no material relationship with Agilent or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Agilent). Agilent or any of its subsidiaries must identify which directors are independent and disclose the basis for that determination.

In addition, a director is not independent if:

2.    The director is, or has been within the last three years, an employee of Agilent or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Agilent or any of its subsidiaries.

3.    The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Agilent or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.    (A) The director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Agilent's or any of its subsidiaries' audit within that time.

5.    The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Agilent's or any of its subsidiaries' present executive officers at the same time serves or served on that company's compensation committee.

6.    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Agilent or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        The Board determined that Paul N. Clark, James G. Cullen, Robert J. Herbold, Robert L. Joss, Koh Boon Hwee, Heidi Kunz, David M. Lawrence, M.D. and A. Barry Rand meet the aforementioned independence standards. William P. Sullivan does not meet the aforementioned independence standards because he is Agilent's current President and Chief Executive Officer and an employee of Agilent.

        Agilent's non-employee directors meet at regularly scheduled executive sessions without management. As the Non-Executive Chairman of the Board, James G. Cullen was chosen to preside at the regularly-scheduled executive sessions of the non-management directors.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

        Directors who are employed by Agilent do not receive any compensation for their Board activities. As a result, Mr. Sullivan, an employee of Agilent, received no additional compensation for his Board services. The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The non-employee director's compensation plan year begins on March 1 of each year. Except for the Non-Executive Chairman, non-employee directors in 2007 received annually (a) $65,000 in cash which is paid quarterly; (b) $65,000 in value of a stock option; and (c) $65,000 in value of deferred shares of Agilent common stock. Any newly appointed director receives $130,000 in value of deferred shares of Agilent common stock, pursuant to the 1999 Non-Employee Director Stock Plan. The stock options and the deferred shares vest quarterly over one year.

        In addition, non-employee directors who serve as the chairperson of a Board committee are entitled to a "committee chair premium." Specifically, the chairpersons of both the Compensation Committee and the Audit and Finance Committee of the Board, provided they were not the Non-Executive Chairman, on an annual basis, received an additional $10,000 in cash and the chairperson of all other Board committees, provided that they were not the Non-Executive Chairman, on an annual basis, received an additional $5,000 in cash.

        Each non-employee director may elect to defer all or part of the cash component of his or her annual retainer and committee chair premium under the deferred compensation plan sponsored by Agilent. Any cash compensation that is deferred is converted into Agilent common stock.

        In 2007, the Non-Executive Chairman received an annual retainer that consisted of (i) $260,000 in cash which is paid quarterly, (ii) $65,000 in value of a stock option, and (iii) $65,000 in value of deferred shares of Agilent common stock. The Non-Executive Chairman is not eligible to receive any committee chair premiums.

        A non-employee director who joins the Board of Directors after the start of the plan year will have his or her option payment, stock payment and cash payment pro-rated based upon the remaining days in the plan year that the director will serve.

Non-Employee Director Compensation for Fiscal Year 2007

        The table below provides information on Agilent's compensation during the fiscal year ended October 31, 2007 for non-employee directors, including (i) cash compensation, and (ii) the compensation expense recognized in Agilent's financial statements for outstanding options and stock awards.

Non-Employee Director Compensation for Fiscal Year 2007
	Fees Earned or Paid in Cash (1)		Awards
Name	Cash Payment ($)	Cash Payment Deferred into Agilent Shares ($)	Option Awards ($)(2)	Stock Awards ($)(3)	Total ($)(4)

Paul N. Clark	$0	$65,000	$85,843	$173,896	$259,739
James G. Cullen(5)	$0	$260,000	$64,575	$366,277	$430,852
Robert J. Herbold	$65,000	$0	$64,575	$68,027	$197,602
Robert L. Joss	$0	$65,000	$64,575	$145,386	$209,961
Koh Boon Hwee	$0	$65,000	$64,575	$145,386	$209,961
Heidi Kunz(6)	$0	$75,000	$64,575	$157,287	$221,862
David M. Lawrence, M.D.(7)	$56,250	$18,750	$64,575	$102,549	$223,374
A. Barry Rand	$27,500	$37,500	$64,575	$109,782	$201,857
(1)
Reflects all cash compensation earned during fiscal year 2007, whether or not payment of the cash compensation was deferred pursuant to the 2005 Deferred Compensation Plan.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes in fiscal year 2007 in accordance with FAS 123(R) for all stock options held by such director and outstanding on October 31, 2007. For additional information, see Note 3 under the heading "Valuation Assumptions" of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007. The amounts reflect Agilent's accounting expense for these awards and do not correspond to actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year end; (ii) the aggregate number of stock awards and option awards granted during fiscal year 2007; and (iii) the grant date fair market value of equity awards granted by Agilent during fiscal year 2007 to each of our non-employee directors.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes in fiscal year 2007 in accordance with FAS 123(R) for all stock awards held by such director and outstanding on October 31, 2007. It includes the (i) the portion of $65,000 in value of deferred shares of Agilent common stock awarded to the director in the current year that was expensed in fiscal year 2007, (ii) the value of any stock awards received in prior years that were expensed in fiscal year 2007, and (iii) the value of certain dividends related to Verigy Ltd. received that were expensed in fiscal year 2007. The amounts reflect Agilent's accounting expense for these awards and do not correspond to actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year end; (ii) the aggregate number of stock awards and option awards granted during fiscal year 2007; and (iii) the grant date fair market value of equity awards granted by Agilent during fiscal year 2007 to each of our non-employee directors.

(4)
"Total" column excludes the column "Cash Payment Deferred into Agilent Shares" since this amount is captured in the column "Stock Awards."

(5)
Mr. Cullen has served as the Non-Executive Chairman of the Board since March 1, 2005.

(6)
Includes an additional $10,000 paid to Ms. Kunz for chairing the Audit and Finance Committee during fiscal year 2007.

(7)
Includes an additional $10,000 paid to Dr. Lawrence for chairing the Compensation Committee during fiscal year 2007.

Additional Information With Respect to Director Equity Awards

        The following table provides additional information on the outstanding equity awards at fiscal year-end and grants during fiscal year 2007 for non-employee directors.

Name	Stock Awards Outstanding at Fiscal Year-End (#)	Option Awards Outstanding at Fiscal Year-End (#)	Stock Awards Granted During Fiscal Year 2007 (#)	Option Awards Granted During Fiscal 2007 (#)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year 2007 ($)(1)

Paul N. Clark	8,506	10,132	3,888	5,898	$168,871
James G. Cullen	31,253	53,947	9,565	5,898	$363,871
Robert J. Herbold	3,960	50,532	1,996	5,898	$103,871
Robert L. Joss	12,226	44,629	3,888	5,898	$168,871
Koh Boon Hwee	12,226	57,173	3,888	5,898	$168,871
Heidi Kunz	13,497	51,136	4,179	5,898	$178,871
David M. Lawrence, M.D.	12,672	86,183	2,575	5,898	$122,621
A. Barry Rand	7,242	55,384	3,083	5,898	$141,371
(1)
Reflects the fair value of stock options and stock awards granted in fiscal year 2007, calculated in accordance with FAS 123(R). For options awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For stock awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share price by (y) the number of shares awarded.

Non-Employee Director Reimbursement Practice for Fiscal Year 2007

        Non-Employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

Stock Ownership Guidelines

        In 2005, the company adopted a policy that requires each director to own Agilent shares having a value of at least three times the annual cash retainer (currently $195,000). The shares counted toward ownership guidelines include shares owned outright and the shares of Agilent stock in the director's deferred compensation account. These ownership levels must be attained by the end of fiscal year 2009. Separately, company policy prohibits executive officers, members of the Board of Directors and other senior management employees from engaging in hedging strategies using puts, calls or other types of derivative securities based upon the value of Agilent stock.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Agilent's Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Agilent's Bylaws, as amended, allow the Board to fix the number of directors by resolution. The number of directors is currently fixed at nine.

        The terms for three directors will expire at this 2008 annual meeting. The three nominees named below are the only individuals proposed for election to the Board at this 2008 annual meeting. Directors elected at the 2008 annual meeting will hold office for a three-year term expiring at the annual meeting in 2011 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of Agilent. Information regarding each of the nominees is provided below as of December 14, 2007. There are no family relationships among Agilent's executive officers and directors.

Nominees for Three Year Terms That Will Expire in 2011

Heidi Kunz Age 53	Ms. Kunz has been a director of Agilent since February 2000. Ms. Kunz has served as Executive Vice President and Chief Financial Officer of Blue Shield of California since September 2003. Ms. Kunz served as an Executive Vice President and the Chief Financial Officer of Gap, Inc. from 1999 to January 2003. Prior to assuming that position, Ms. Kunz served as the Chief Financial Officer of ITT Industries, Inc. from 1995 to 1999. From 1979 to 1995, Ms. Kunz held senior financial management positions at General Motors Corporation, including Vice President and Treasurer.
David M. Lawrence, M.D. Age 67
Dr. Lawrence has been a director of Agilent since July 1999. Dr. Lawrence served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. From May 2002 to December 2002, he served as Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence is a director of McKesson Corporation, Raffles Medical Group, Inc. and Dynavax Technologies Corporation.

A. Barry Rand Age 63
Mr. Rand has been a director of Agilent since November 2000. Mr. Rand served as Chairman and Chief Executive Officer of Equitant from February 2003 to April 2005 and as Non-Executive Chairman of Aspect Communications from February 2003 to October 2005. Mr. Rand was the Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from November 1999 to April 2001 and continues to hold the title of Chairman Emeritus. Prior to joining Avis Group, Mr. Rand was Executive Vice President, Worldwide Operations, for Xerox Corporation from 1992 to 1999. Mr. Rand is a member of the board of directors of Campbell Soup Company and is Chairman of the Board of Trustees of Howard University. Mr. Rand holds a MBA from Stanford University where he also was a Stanford Sloan Executive Fellow. Mr. Rand holds several honorary doctorate degrees.

Agilent's Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

        The Agilent directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or such other date, in accordance with Agilent's Bylaws. Information regarding each of such directors is provided below.

Directors Whose Terms Will Expire in 2009

William P. Sullivan Age 57	Mr. Sullivan has served as Agilent's President, Chief Executive Officer and a director since March 2005. Before being named Agilent's Chief Executive Officer, Mr. Sullivan served as Executive Vice President and Chief Operating Officer from March 2002 to March 2005. In that capacity, he shared the responsibilities of the president's office with Agilent's former President and Chief Executive Officer, Edward W. Barnholt. Mr. Sullivan also had overall responsibility for Agilent's Electronic Products and Solutions Group (now known as Electronic Measurement Group), the company's largest business group. Prior to assuming that position, Mr. Sullivan served as our Senior Vice President, Semiconductor Products Group from August 1999 to March 2002. Before that, Mr. Sullivan held various management positions at Hewlett-Packard Company. Mr. Sullivan serves on the Board of URS Corporation as well as the Children's Discovery Museum in San Jose, California.
Robert J. Herbold Age 65
Mr. Herbold has been a director of Agilent since June 2000. He was an Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 to April 2001 and served as an Executive Vice President (part-time) of Microsoft Corporation until June 2003. Prior to joining Microsoft, Mr. Herbold was employed by The Procter & Gamble Company for twenty-six years, and served as a Senior Vice President at The Procter & Gamble Company from 1990 to 1994. Mr. Herbold is a director of First Mutual Bank. He is the Managing Director of the consulting firm The Herbold Group, LLC and is a member of the President's Council of Advisors on Science and Technology.

Koh Boon Hwee Age 57
Mr. Koh has served as a director of Agilent since May 2003. Mr. Koh has been a director of MediaRing Ltd. from April 1998 and Executive Director from February 2003. He has also served as a director of Sunningdale Tech Ltd. from April 2003 and Chairman from July 2005. He has also been a director of the William and Flora Hewlett Foundation since September 2007. He has been Chairman of DBS Group Holdings Ltd. since January 2006) and Chairman of AAC Acoustic Technologies Holdings, Inc. since November 2004. Prior to his current position, Mr. Koh was Chairman of Singapore Airlines from July 2001 to December 2005 and Chairman of Singapore Telecom from April 1992 to August 2001. Mr. Koh spent fourteen years with Hewlett-Packard Company in its Asia-Pacific region.

Directors Whose Terms Will Expire in 2010

Paul N. Clark Age 60	Mr. Clark has been a director of Agilent since May 2006. Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company.
James G. Cullen Age 65
Mr. Cullen has served as a director of Agilent since April 2000 and as the Non-Executive Chairman of the Board since March 2005. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was a President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen is a member of the board of directors of Johnson & Johnson, Prudential Financial, Inc. and Neustar, Inc.
Robert L. Joss Age 66
Mr. Joss has served as a director of Agilent since July 2003. Mr. Joss has served as the Dean of the Graduate School of Business of Stanford University since 1999. Prior to assuming this position, Mr. Joss was the Chief Executive Officer and Managing Director of Westpac Banking Corporation, one of Australia's largest banks, from 1993 to 1999. Before this position, from 1971 to 1993, Mr. Joss held a succession of positions as Senior Vice President, Executive Vice President and Vice Chairman of Wells Fargo Bank. He is a director of Wells Fargo & Co.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm to audit its consolidated financial statements for the 2008 fiscal year. During the 2007 fiscal year, PricewaterhouseCoopers LLP served as Agilent's independent registered public accounting firm and also provided certain tax and other non-audit services. Although Agilent is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

        Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Agilent's Board recommends a vote FOR the ratification of the
Audit and Finance Committee's appointment of
PricewaterhouseCoopers LLP as Agilent's Independent Registered Public Accounting Firm.

PROPOSAL NO. 3

APPROVAL OF THE AGILENT TECHNOLOGIES, INC.
LONG-TERM PERFORMANCE PROGRAM

        The Compensation Committee of the Board established the Agilent Technologies, Inc. Long-Term Performance Program (the "LTP Program") effective November 1, 2003. The LTP Program was amended effective November 1, 2004, and amended again effective November 1, 2005. The Board believes that the LTP Program benefits stockholders by linking a portion of executive compensation to performance relative to that of a peer group of companies. The target awards currently outstanding may be paid only in Agilent stock, and no award is paid under the currently outstanding criteria unless Agilent achieves at least the 25th percentile as compared to the peer group.

        The Compensation Committee designated 11 participants for the performance period that began on November 1, 2004, and ended on October 31, 2007, 74 participants for the performance period that began on November 1, 2005, and will end on October 31, 2008, and a maximum of 85 participants for the performance period that began on November 1, 2006, and will end on October 31, 2009.

        The material terms of the LTP Program were approved by the stockholders at Agilent's 2006 Annual Meeting. However, in September 2007, the Compensation Committee adjusted the metrics used to determine awards under the LTP Program for the performance period that began on November 1, 2004 and ended on October 31, 2007.

        At the annual meeting, we are asking stockholders to approve the material terms of the LTP Program in order to qualify payments to be made to certain Agilent officers under the LTP Program as deductible for U.S. federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Stock payouts under the LTP Program will be made under the Company's Stock Plan (or a successor plan). We are not requesting approval for additional shares.

Agilent's Board recommends a vote FOR the approval of the
Agilent Technologies, Inc.
Long-Term Performance Program

Summary of the LTP Program

  General

        The LTP Program is designed to motivate and reward key employees of Agilent to produce results that increase stockholder value and to encourage individual and team behavior that helps Agilent achieve both short-term and long-term Company objectives.

  Administration

        The Compensation Committee of the Board administers the LTP Program and has full power to interpret and administer the LTP Program.

  Participation and Eligibility

        The Compensation Committee designates the key employees of Agilent and its affiliates who will be participants for each performance period.

  Program Operation

        For the three-year performance periods ending on October 31 in each of 2008, 2009 and 2010, no award will be paid at the end of the performance period unless Agilent achieves at least the 25th percentile in total stockholder return (as defined by the Compensation Committee), as compared to a peer group of other companies in the S&P Information Technology Sector, excluding the Software and Services Groups and including the S&P Healthcare Equipment Group. If Agilent's performance with respect to the objective business criteria of total stockholder return is at the 25th percentile, the minimum award of 25% of the target award may be earned. At the 50th percentile, 100% of the target award may be earned, and at the 75th percentile and above, the maximum award of 200% of target may be earned.

        At the beginning of each performance period, the Compensation Committee will determine the length of the performance period and the participants in the LTP Program for that performance period. The Compensation Committee will determine for each participant:

  •
  the objectively determinable performance targets based upon objective business criteria set forth in the LTP Program. These objective business criteria may include one or more of: sales revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before interest, taxes and depreciation and amortization; net income; expenses; market price of the stock; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; safety; total stockholder return; free cash flow; or such other measures as determined by the Compensation Committee consistent with objective business criteria; and

  •
  the target award.

        The Compensation Committee has the discretion to designate different performance periods resulting in overlapping performance periods, and it may implement performance periods of different lengths of up to three years. The LTP Program is currently administered in three-year performance periods that commence on November 1 and end on the third October 31st occurring thereafter. The target award varies by participant but is based on a number of shares of Agilent common stock paid under the Company's Stock Plan. By the 90th day of the performance period, the Compensation Committee will establish the target award and performance targets for each participant as provided under Section 162(m) of the Internal Revenue Code ("Code") with respect to covered employees as defined under that section. As the LTP Program is currently administered, for each three-year performance period, depending upon performance, a participant may earn a payout of up to two times the target award.

  Payouts

        Following the end of each performance period, the Compensation Committee will certify in writing the level of performance attained by Agilent for the performance period and the payout, if any, to which each participant is entitled based upon Agilent's performance against the target. As the LTP Program is currently administered, if Agilent does not achieve at least the 25th percentile rank against its peers, the participants will not receive any payout.

        In determining the payouts to individuals subject to the Section 162(m) of the Code rules, the Compensation Committee has no discretion to increase the amount of a participant's payout based on performance against the target. The Compensation Committee has unlimited discretion to reduce the amount of a participant's payout that would otherwise be payable to the participant based on performance against the target.

        A participant will generally forfeit any payout for a performance period during which such participant is involuntarily terminated by Agilent (other than due to a change of control or pursuant to a workforce management program) or terminates his or her employment with Agilent for reasons other than death, permanent and total disability or retirement.

        As the LTP Program is currently administered, payouts are made in shares of the Company's common stock under the Company's Stock Plan (or a successor plan). Payouts to any participant with respect to any performance period may not exceed one million shares of common stock (adjusted for stock splits and the like under the Stock Plan) or the equivalent dollar value in cash.

  Federal Income Tax Considerations

        All amounts paid pursuant to the LTP Program are taxable income to the employee when paid. Agilent will be entitled to a federal income tax deduction for all amounts paid under the LTP Program if its material terms are approved by stockholders and the LTP Program is administered in accordance requirements of Section 162(m) of the Code.

  Amendment and Termination of the Program

        The Compensation Committee or the Board may amend, suspend or terminate the LTP Program at any time and for any reason.

  Estimated Bonuses

        The following table shows the range of potential payouts payable under the LTP Program after the conclusion of the existing performance periods on October 31, 2008, 2009 and 2010 to (1) the Agilent officers named in the Summary Compensation Table, (2) all current executive officer participants as a group, and (3) all employees, including all current officers who are not executive officers, as a group. The maximum payout represents two times the target amount. The ranges below are not necessarily indicative of future performance periods. The value of the awards will be determined at the time of the payouts.

NEW PLAN BENEFITS

	2008 (Shares)		2009 (Shares)		2010 (Shares)
Name and Title
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
William P. Sullivan	0	149,540	0	166,400	0	154,062
Adrian T. Dillon	0	75,610	0	69,600	0	64,426
Patrick J. Byrne	0	66,158	0	66,600	0	0
Christopher van Ingen	0	59,542	0	54,500	0	0
Jean M. Halloran	0	24,782	0	27,200	0	26,050
D. Craig Nordlund	0	23,102	0	21,200	0	22,408
All current executive officer participants as a group(1)	0	352,312	0	383,568	0	402,802
All current non-executive officer employee participants as a group	0	372,652	0	380,756	0	325,990

(1)
Includes the following shares held by 8 executive officers named after the end of Agilent's 2007 fiscal year end that are not otherwise individually listed above: (i) a maximum of 79,278 shares in 2008, (ii) a maximum of 99,168 shares in 2009, and (iii) a maximum of 135,856 shares in 2010.

  Required Approval

        In the event that stockholder approval of the material terms of the LTP Program is not obtained, awards previously granted by Agilent under the LTP Program will remain valid.

  Incorporation by Reference

        The foregoing is only a summary of the LTP Program and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of December 14, 2007, concerning:

  •
  each person or group known by Agilent, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially more than 5% of the outstanding shares of our common stock as of the Record Date;

  •
  the beneficial ownership of Agilent's common stock by each director and each of the executive officers named in the Summary Compensation Table herein (other than Patrick J. Byrne, who was not an executive officer at the end of fiscal year 2007); and

  •
  the beneficial ownership of Agilent's common stock by all directors and executive officers as a group.

        The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of February 12, 2008, 60 days after December 14, 2007, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner
	Number	Nature(1)	Percentage(2)
William P. Sullivan	198,144	Direct
	1,119,988	Vested Options

	1,318,132		*
Paul N. Clark	9,701	Direct(3)
	10,132	Vested Options

	19,833		*
James G. Cullen	34,975	Direct(4)
	53,947	Vested Options
	3,000	Indirect(5)

	91,922		*
Adrian T. Dillon	220,108	Direct
	675,087	Vested Options

	895,195		*
Jean Halloran	73,097	Direct
	503,581	Vested Options

	576,678		*
Robert J. Herbold	8,960	Direct(6)
	50,532	Vested Options

	59,492		*

Robert L. Joss	14,846	Direct(7)
	44,629	Vested Options

	59,475		*
Koh Boon Hwee	12,656	Direct(8)
	57,173	Vested Options
	4,830,223	Indirect(9)

	4,900,052		1.3%
Heidi Kunz	14,994	Direct(10)
	51,136	Vested Options

	66,130		*
David M. Lawrence, M.D.	14,194	Direct(11)
	86,183	Vested Options
	2,336	Indirect(12)

	102,713		*
D. Craig Nordlund	39,101	Direct
	469,215	Vested Options
	114	Indirect(13)

	508,430		*
A. Barry Rand	13,120	Direct(14)
	55,384	Vested Options

	68,504		*
Christopher van Ingen	62,083	Direct
	133,419	Vested Options

	195,502		*
FMR Corp.(15) 82 Devonshire Street Boston, MA 02109	32,772,968	Direct	8.8%
All current directors and executive officers as a group (20 persons)(16)	4,406,041		1.2%

*
Represents holdings of less than one percent.

(1)
"Vested Options" means options that may be exercised as of February 12, 2008.

(2)
Percentage ownership is calculated based upon 371,241,200 shares of Agilent common stock outstanding on December 14, 2007.

(3)
Includes 8,936 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Clark has voting power.

(4)
Includes 32,975 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Cullen has voting power.

(5)
Consists of shares held by Mr. Cullen's Family Limited Partnership.

(6)
Includes 3,960 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Herbold has voting power.

(7)
Includes 12,656 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Joss has voting power.

(8)
Includes 12,656 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Koh has voting power.

(9)
The shares are directly held by The William and Flora Hewlett Foundation. Mr. Koh is a board member of The William and Flora Hewlett Foundation. Mr. Koh shares voting power but he does not have any shared investment power as he is not a member of the investment committee. Mr. Koh disclaims any beneficial interest in the foregoing shares, because he has no pecuniary interest in the shares.

(10)
Includes 13,993 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Ms. Kunz has voting power.

(11)
Includes 12,672 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Dr. Lawrence has voting power.

(12)
Consists of shares held for the benefit of Dr. Lawrence's children in the Lawrence 2000 Irrevocable Trust of which Dr. Lawrence and his spouse are the trustees.

(13)
Consists of 38 shares held by Mr. Nordlund's oldest daughter and 76 shares total for which Mr. Nordlund is the custodian for his second daughter and son.

(14)
Includes 7,506 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Rand has voting power.

(15)
Based on information provided in a Schedule 13G filed jointly by FMR Corp. and Edward C. Johnson 3d with the SEC on February14, 2007 reporting beneficial ownership of Agilent's stock as of December 31, 2006. According to the Schedule 13G: (i) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser is the beneficial owner of 31,967,084 shares of Agilent as a result of acting as investment adviser to various investment companies; (ii) Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole power to dispose of the 31,967,084 shares of Agilent owned by the Fidelity funds; (iii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 10,100 shares of Agilent as a result of its serving as investment manager of the institutional account(s); (iv) Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 10,100 shares and sole power to vote or to direct the voting of 10,100 shares of Agilent owned by the institutional account(s) as reported above; (v) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp. and an investment adviser, provides investment advisory services to individuals. As such, FMR Corp.'s beneficial ownership includes 19,874 shares of Agilent, beneficially owned through Strategic Advisers, Inc.; (vi) Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR Corp., and an investment adviser is the beneficial owner of 59,900 shares of Agilent as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares; (vii) Edward C. Johnson 3d and FMR Corp., through its control of PGALLC, each has sole dispositive power over 59,900 shares and sole power to vote or to direct the voting of 59,900 shares of Agilent owned by the institutional accounts or funds advised by PGALLC as reported above; (viii) Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 498,910 shares of Agilent as a result of its serving as investment manager of institutional accounts owning such shares; (ix) Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over 498,910 shares and sole power to vote or to direct the voting of 498,910 shares of Agilent owned by the institutional accounts managed by PGATC as reported above; and (x) Fidelity International Limited ("FIL") and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 217,100 shares of Agilent.

(16)
Includes 51,142 direct and indirect shares, and 518,564 vested options for a total of 569,706 shares held by executive officers not separately listed in this table. Does not include shares owned by executive officers who served as executive officers during all or part of the 2007 fiscal year but were not serving in that capacity as of December 14, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, requires Agilent's directors, executive officers and holders of more than 10% of Agilent common stock to file reports with the SEC regarding their ownership and changes in ownership of Agilent stock. Agilent believes that during the 2007 fiscal year, its executive officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements. In making these statements, Agilent has relied upon examination of copies of Forms 3, 4 and 5 provided to Agilent and the written representations of its directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Compensation Committee is responsible for Agilent's compensation philosophy, as well as making determinations regarding all forms of compensation for our named executive officers. The "Executive Compensation" section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers for fiscal year 2007. For fiscal year ended October 31, 2007, our named executive officers and their titles were as follows:

  •
  William P. Sullivan, President and Chief Executive Officer

  •
  Adrian T. Dillon, Executive Vice President, Finance and Administration and Chief Financial Officer

  •
  Patrick J. Byrne, Former Senior Vice President and President, Electronic Measurement Group

  •
  Christopher van Ingen, Former Senior Vice President and President, Life Sciences and Chemical Analysis Group

  •
  Jean Halloran, Senior Vice President, Human Resources

  •
  D. Craig Nordlund, Senior Vice President, General Counsel and Secretary

        Mr. Byrne resigned as an executive officer of Agilent, effective as of March 21, 2007, and entered into a Separation Agreement and General Release Agreement with Agilent. Although he was not performing active services for Agilent, Mr. Byrne remained an employee of Agilent through October 31, 2007. Mr. van Ingen announced his retirement from Agilent on August 23, 2007, effective February 2008. He resigned as an executive officer of Agilent, effective as of October 31, 2007.

        Fiscal year 2007 was a successful year for Agilent as a company, with revenues of $5.4 billion, up 9% (after adjustment for the dividend made in connection with Agilent's spin-off of substantially all of the assets and liabilities of its semiconductor test solutions business) compared to fiscal year 2006. Our stock price was up 9% over the previous year. The performance-related portions of our named executive officer compensation for fiscal year 2007 reflect these company results.

Compensation Philosophy

        The philosophy of our executive compensation program is to align pay with performance, keep overall compensation competitive with our peer group and the larger business market where applicable, and ensure that we can recruit, motivate and retain executives in the larger marketplace. Our total rewards package for a named executive officer varies with individual performance based on (i) company performance measured against external metrics that correlate to long-term stockholder value, (ii) performance of the business organizations against specific targets, and (iii) individual performance measured against internal metrics. This philosophy is the basis of the Compensation Committee's decisions regarding each of the following four elements of pay: base salary, discretionary bonuses, short-term incentive compensation and long-term incentive compensation, each of which is discussed in detail below.

Setting Objectives and Measuring Performance: Internal Metrics

        Each fiscal year, management engages in a planning process to establish our revenue and profitability targets for the fiscal year. During this process, goals are set for each business for expense levels, ROIC (as defined below) and revenue growth. These targets are used by the CEO to evaluate the performance of the named executive officers. Targets are also set for the product group presidents for customer survey results as well as employee feedback on the company's leadership surveys. Before the targets can be finalized, they must be reviewed and approved by our full Board. Once the targets have been reviewed and approved by our full Board, they become the basis for evaluating executive performance and setting compensation levels for the fiscal year.

        Our named executive officers' internal relative ranking is based on three main components: delivering results, setting strategic direction and building organizational capability.

        Metrics are set at the enterprise level for the CEO, CFO, General Counsel and Senior Vice President, Human Resources. For each of the Presidents of the Electronic Measurement Group and the Life Sciences and Chemical Analysis Group, they were measured against both enterprise level metrics and their respective business level metrics.

        The measures used at both the enterprise level and business unit level are:

  •
  Core Measures: Return on Invested Capital ("ROIC"), which is a non-GAAP measure and defined as income (loss) from operations less other (income) expense and taxes, annualized, divided by the average of the two most recent quarter-end balances of assets less net current liabilities, revenue and operating profit at an enterprise-wide level for Agilent;

  •
  Diagnostic Measures: orders, operating expenses, gross margin, operating margin, working capital (including inventory days and collections), headcount and total stockholder return;

  •
  Customer Loyalty Measures: Agilent customer loyalty index and customer satisfaction data;

  •
  Growth Measures: Growth of business year-over-year by quarter, revenue added by merger and acquisition activity, as well as new product revenue and market share; and

  •
  Employee survey index.

Setting Objectives and Measuring Performance: External Benchmarking

        At the beginning of each year, our Senior Vice President, Human Resources and her team meet with the Compensation Committee's independent compensation consultant, currently F.W. Cook & Co., Inc., and recommend to the Compensation Committee a group of high technology and measurement public companies to use for benchmarking Agilent executives' compensation. The Compensation Committee has chosen groups from the Standard & Poor's Index that we compete against in the marketplace and for executive talent. In selected industries, we recruit from a wider industry pool than just our competitors, and adjust compensation accordingly when required. The decision to use an external index was made beginning in 2006 in order to ensure that the comparator group of companies was defined by an independent externally managed source. In our 2007 fiscal year, the peer group consisted of 66 companies in the S&P Information Technology Sector, excluding the Software and Services Groups and including the S&P Healthcare Equipment Group, listed below. Agilent uses the compensation information reported in the public filings of these companies to make our comparisons and adjusts the data to reflect the age of the reported information.

ADC Telecommunications, Inc.	Ciena Corporation	Lexmark International, Inc.	Qualcomm Incorporated
Agilent Technologies, Inc.	Cisco Systems, Inc.	Linear Technology Corporation	Sanmina-Sci Corporation
Altera Corporation	Comverse Technology, Inc.	LSI Logic Corporation	Solectron Corporation
Advanced Micro Devices, Inc.	Corning Incorporated	Lucent Technologies Inc.	St. Jude Medical, Inc.
Analog Devices, Inc.	Dell Inc.	Maxim Integrated Products, Inc.	Stryker Corporation
Andrew Corporation	EMC Corporation	Medtronic, Inc.	Sun Microsystems, Inc.
Apple Inc.	Fischer Scientific International	Micron Technology, Inc.	Symbol Technologies, Inc.
Applied Materials, Inc.	Freescale Semiconductor, Inc.	Molex Incorporated	Tektronix, Inc.
Applied Micro Circuits Corporation	Gateway, Inc.	Motorola, Inc.	Tellabs, Inc.
Avaya Inc.	Guidant Corporation	National Semiconductor Corporation	Teradyne, Inc.
C.R. Bard, Inc.	Hewlett-Packard Company	NCR Corporation	Texas Instruments Incorporated
Bausch & Lomb Incorporated	Hospira, Inc.	Network Appliance, Inc.	Thermo Electron Corporation
Baxter International Inc.	International Business Machines Corporation	Novellus Systems, Inc.	Waters Corporation
Becton, Dickinson and Company	Intel Corporation	Nvidia Corporation	Xerox Corporation
Biomet, Inc.	Jabil Circuit, Inc.	PerkinElmer, Inc.	Xilinx, Inc.
Boston Scientific Corporation	JDS Uniphase Corporation	PMC-Sierra, Inc.	Zimmer Holdings, Inc.
Broadcom Corporation	KLA-Tencor Corporation	Qlogic Corporation

        We also use a compensation survey of executive total compensation prepared by the Radford Survey + Consulting, a unit of Aon Consulting, which provides compensation market intelligence to the technology and life sciences industries. The Radford survey is a total compensation survey that includes total direct compensation, including base salary, annual short-term incentive compensation and long-term incentive compensation that is widely used and known within the high technology industry. Two-thirds of our S&P comparator companies are included in the Radford survey. Specifically for the General Counsel and Senior Vice President, Human Resources jobs, the Radford survey data is used by our independent compensation consultant for benchmarking those positions for which there is very little public comparator data available.

The Compensation Committee Process and the Role of Management

        To determine total compensation for the upcoming fiscal year, management uses the performance ranking for the individual executive, reviews the peer group data from the Compensation Committee's independent consultant, and analyzes these measures against our business and strategic goals for the coming fiscal year. The CEO and the Senior Vice President, Human Resources consider the responsibilities, performance and capabilities of each of the named executive officers and what compensation package they believe would incent each to achieve the targeted results for Agilent. The analysis used is a combination of the market data based on our comparator group and the survey data mentioned above, performance against the targets, and overall performance assessment (resulting in a rank). The elements are used to determine if an increase is warranted and the amount and type of any increase for each of the total compensation components. The peer group data is used to set the target pay, described below. After consulting with the Senior Vice President, Human Resources, the CEO makes compensation recommendations, other than for his own compensation, to the Compensation Committee at the first committee meeting of the fiscal year. The Senior Vice President, Human Resources does not provide input on setting her own compensation. Management's recommendations include all elements of total compensation: base pay, bonus potential, and both short-term and long-term incentive targets. Our management also recommends annual company and business unit performance goals in order to establish compensation targets for the coming fiscal year.

        The Compensation Committee considers management's recommendations for each named executive officer. The Compensation Committee also reviews its recommendations with its independent compensation consultant and our full Board. However, the Compensation Committee makes the final decisions and presents them at the first Board meeting of the fiscal year.

        In addition, Agilent's Senior Vice President, Human Resources and the independent compensation consultant work directly with the Compensation Committee Chair to provide the data and framework and to answer questions related to the CEO's total compensation. The CEO is not involved in the process to set his compensation. The Compensation Committee establishes the CEO's compensation based on a thorough review of the CEO's performance that includes: (i) an objective assessment against agreed to metrics; (ii) a self-evaluation by the CEO that is discussed with the full Board; and (iii) a qualitative evaluation of the CEO's performance that is developed by the full Board in executive session. The CEO's total direct compensation package is reviewed annually by the Compensation Committee, which then presents its recommendation to the non-executive members of our Board of Directors. The Compensation Committee then makes the final determinations on compensation for the CEO.

        The Compensation Committee's process in setting goals and measuring performance is aided by an independent compensation consultant, currently F.W. Cook & Co., Inc., selected and retained by the Compensation Committee. The role of the independent compensation consultant is to measure and benchmark our executive officer compensation against certain peer group companies (described above) with respect to total compensation levels for positions comparable to our named executive officers and certain other positions. The independent compensation consultant recommends the appropriate range for base pay, short-term incentive targets, and long-term incentive targets of the total compensation package. This information is reviewed and discussed with our Senior Vice President, Human Resources and CEO as well as at a Compensation Committee meeting. The consultant's information for compensation levels for the coming fiscal year is used by the Compensation Committee to establish salary, cash bonus potential, any short-term incentive, long-term incentive and stock awards for out CEO, CFO and each of the other named executive officers.

Compensation Paid for Fiscal Year 2007

        For compensation paid to the named executive officers in fiscal year 2007, we targeted the 50th to the 75th percentile of peer group companies for total executive compensation, as well as for each of the elements of compensation. The Compensation Committee chose this range in order to attract, retain and motivate our executives. With this pay positioning, management believes it will achieve above 50th percentile business performance against the comparator group. Each element is discussed more fully within this Compensation Discussion and Analysis and under the heading "Executive Compensation" in this proxy statement.

        Our named executive officers total compensation for fiscal year 2007 varied from 101% to 160% of target benchmark data for each position, measured from the 50th percentile, which means that the Compensation Committee looked at the benchmark data at the 50th percentile, measured each named executive officer's compensation against that data and set compensation levels for each named executive officer above or at the 50th percentile based on that named executive officer's overall performance ranking for fiscal year 2007.

        Our CEO's total compensation is approximately two times the total compensation of our CFO. Our Compensation Committee feels that based on market data, the CEO merits a larger total compensation package as a result of his significant additional responsibilities. The CEO's base salary in fiscal year 2007 was within our target of the 50th to the 75th of the benchmark data of other CEOs in our comparator group of companies.

        For the CFO, the Compensation Committee considered peer group data for both the CFO and the COO positions when setting the total compensation for Mr. Dillon, in recognition of his additional job responsibilities which are more operational in nature and broader in scope than those of the average CFO. For fiscal year 2007, the CFO's total compensation was above the CFO benchmark data at both the 50th and 75th percentiles but below the 75th percentile of the COO benchmark data.

Base Salary

        Our salaries reflect the responsibilities of each named executive officer, the competitive market for comparable professionals in our industry, and are set to create an incentive for executives to remain with Agilent. Salaries as well as our benefits packages are the components of our named executive officers' compensation packages that are fixed and do not vary with company performance. Base salaries of our named executive officers are set by considering the market data of the benchmarking described above as well as the performance of the named executive officers.

Discretionary Bonuses

        The Compensation Committee may award discretionary cash bonuses at any time during the fiscal year based upon its own evaluation of a named executive officer's performance or upon recommendation from management. In recognition of the significant positive results to Agilent and our stockholders of the distribution of our semiconductor products business to Avago Technologies Ltd. ("Avago") and the spin-off of substantially all of the assets and liabilities of Agilent's semiconductor test solutions business through the distribution to Agilent stockholders of the stock of Verigy Ltd. ("Verigy") at October 31, 2006, the Compensation Committee approved a one-time bonus of $525,000 to our CFO. While all named executive officers were involved in supporting and advising on these transactions, Mr. Dillon's contributions stood out as he led the transformation of Verigy's operating model from a negative cash flow business to a strong, profitable independent company. Mr. Dillon's additional responsibilities included serving as the Chairman of the Board of Directors of Verigy until July 10, 2007. The bonus amount of $525,000 was equal to one time his annual short-term incentive bonus target rate of 75% ($700,000 × 75% = $525,000). The bonus was in the form of a mandatory deferred cash contribution to Mr. Dillon's deferred compensation account.

Short-Term Incentives

        The Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees ("Performance-Based Compensation Plan") applies to our named executive officers and provides the opportunity for cash awards every six months linked to specific business financial targets. The business financial targets for each fiscal half year are set by the Compensation Committee at the beginning of each fiscal half, based on recommendations from management. After the Compensation Committee approves the calculations of performance against metrics for the fiscal half year, payouts are made in cash. The Performance-Based Compensation Plan reflects our pay-for-performance philosophy and directly ties short-term incentives to short-term business performance.

        For fiscal year 2007, the Performance-Based Compensation Plan targets were based on ROIC goals and revenue goals. ROIC was chosen as a metric because the Compensation Committee believes it measures how efficiently and effectively management deploys capital. We believe that sustained ROIC levels greater than our cost of capital create wealth for our stockholders. Revenue was chosen because it places focus on our continued growth. To ensure that growth achieved was profitable growth, payment of the revenue portion of any bonus did not occur unless the ROIC target was reached or was at least achieved at 100%. For the payout, ROIC was weighted at 65% and revenue at 35%. The Compensation Committee determined the goals, metrics and weighting based upon recommendations from the CEO and Senior Vice President, Human Resources. The targets set for our short-term incentives were as follows:

	ROIC				Revenue
	First Half FY07		Second Half FY07		First Half FY07		Second Half FY07
	Results	Target	Results	Target	Results	Target	Results	Target
Agilent	25.1%	26.2%	31%	33%	$2,598M	$2,615M	$2,773M	$2,868M
EMG	22.7%	25.6%	27%	31%	$1,715M	$1,783M	$1,756M	$1,874M
LSCA	31.8%	27.8%	37%	37%	$883M	$832M	$1,017M	$994M

        Our Compensation Committee set the monetary value of the fiscal year 2007 short-term incentive targets as a percent of base salary of each named executive officer. Each named executive officer's short-term incentive target for fiscal year 2007 was set between 65% and 120% of base salary, as follows: Mr. Sullivan at 120%, Mr. Dillon at 85%, Mr. van Ingen at 80%, Mr. Byrne at 80%, Mr. Nordlund at 65% and Ms. Halloran at 65%. These targets were within the stated market positioning of 65% and 120% of base salary. Considering both short-term incentive and base salary together, the Compensation Committee confirmed that the total cash (the sum of both base salary and short-term incentive) is within our stated competitive positioning. The Compensation Committee also considered the relative responsibility of each named executive officer. These levels of short-term incentives are designed to motivate the officers to achieve the business goals, to offer competitive compensation and to retain these individuals.

        Because the business financial targets for five out of the six named executive officers were not met in either half of fiscal year 2007, the aggregate short-term incentive payouts for fiscal year 2007 were just above 50% of the annual targets. The exception was Mr. van Ingen, whose business performed above target. The detailed payouts are provided in the "Non-Equity Incentive Plan Compensation" column in the "Summary Compensation Table."

Long-Term Incentives

        The Agilent long-term incentive program is designed to encourage creation of lasting value for our stockholders, retain qualified key employees, and build equity ownership among executives. By paying the awards in Agilent stock and stock options, the long-term rewards for executives are directly tied to our success and our stockholders' interests.

        We set a single long-term incentive target for each named executive officer each fiscal year, which is then delivered in two components: (i) stock options, and (ii) potential stock awards under our Long-Term Performance Program (the "LTP Program"); shares for both awards are issued under the Stock Plan. The purpose of the option grants is to motivate executives to achieve business results, which in turn increase stockholder value. The LTP Program stock awards are intended to drive our key executives to envision and pursue longer-term strategies that will enhance our competitive position against our peer group. The target value of the long-term incentive grant for each named executive officer position is derived from the benchmark data provided by the Compensation Committee's independent compensation consultant and by the

Compensation Committee's judgment on the relative role of each named executive officer's position within Agilent, as well as the performance of each named executive officer.

        For fiscal year 2007, the Compensation Committee approved long-term incentive value targets for each named executive officer, expressed as a monetary amount which approximated the 50th to 75th percentile of long-term incentive awards to comparable executives at our peer companies. The monetary targets were as follows: Mr. Sullivan at $5,500,000, Mr. Dillon, at $2,300,000, Mr. van Ingen at $1,800,000, Mr. Byrne at $2,200,000, Mr. Nordlund at $700,000, and Ms. Halloran at $900,000. That monetary target was then converted into long-term incentive vehicles as follows:

  •
  Approximately half the value of the long-term award was in the form of a non-qualified stock option, which was valued based upon the Black-Scholes value using a 20-day average closing price of our common stock. The exercise price of the option was the fair market value (defined under our Stock Plan as the closing price of our common stock) on the date of grant, with annual vesting over 4 years and other provisions that have the same terms as stock options granted to non-executive employees.

  •
  The value of the target stock award, delivered under the LTP Program, was determined by dividing the number of shares received under the non-qualified stock option (referenced above) by three. The target stock award may be earned at the end of a three-year performance cycle if the established performance metrics are met, as further described below. The resulting final stock payout award may range from 0 to 200% of the originally set target and if earned, is awarded in the form of unrestricted shares.

Targeting approximately half of the long-term incentive value in stock options and half of the value in performance shares keeps focus on stockholder value creation and equally important, Agilent's performance relative to its peers. Also the market data of our peer group supports this approach of delivering about half of the long-term incentive value in stock options and half in stock awards.

        The Compensation Committee has full power to interpret and administer the LTP Program and has established rolling three-year performance periods. The Compensation Committee also sets performance measures and objective business criteria metrics for achieving the target awards. The actual results are calculated at the end of the three-year performance period by an independent compensation consultant and are presented to the Compensation Committee. The Compensation Committee determines the final awards, if any.

        The Compensation Committee approved the payout schedule (listed in the table below) based upon our performance on the applicable metrics (discussed below) for the performance period fiscal year 2005 through fiscal year 2007 measured against the peer group. After considering market practice and consulting with its independent compensation consultant, the Compensation Committee determined that if Agilent performed at the 25th percentile, the threshold award would be earned, which is 25% of the target payout; at the 50th percentile, 100% of the target award would be earned; and at the 75th percentile and above, the maximum award of 200% of target would be earned. The Compensation Committee feels that a payout even at the low 25th percentile is justified because there is a threshold of performance that is expected even if performance achievement only reaches the 25th percentile of the benchmark comparator group. Achieving the 75th percentile of performance against our benchmark comparator group reflects significant success in achieving high stockholder return that should be rewarded at the maximum level with a 200% payout.

        The objective business criteria set by the Compensation Committee for the various performance periods are discussed below.

        The individual long-term incentive award targets set at the beginning of fiscal year 2005 were between 101% and 160% of the target benchmark data. The specific targets are listed in the "Fiscal Year 2005-2007 Payout Table" below. The stock options awarded in fiscal year 2007 are reported in the table for "Grants of Plan Based Awards in Last Fiscal Year." The target awards' minimum payout and maximum payout for the LTP Program three-year performance period of fiscal year 2007 through fiscal year 2009 ("FY07-FY09") are reported in the table for "Grants of Plan-Based Awards in Last Fiscal Year." Any potential payouts for the FY07-FY09 performance period are not reported in this Proxy Statement as they will not be known until after the close of the three-year performance period at the end of October 2009.

        This Proxy Statement also reports the shares awarded for the performance period of fiscal year 2005 through fiscal year 2007 ("FY05-FY07") in the table for "Option Exercises and Stock Vested at Fiscal Year-End" in the Performance Awards columns. The payout of these awards was made in November 2007 for the performance period concluded October 31, 2007 and represented a payout of 200% of the target awards.

        The Compensation Committee sets the objective business criteria for the LTP Program. When the LTP Program metrics were originally set for FY05-FY07, two objective business measures were used: total stockholder return ("TSR") and size-adjusted growth in earnings ("SAGE") as measured against our peer group companies. In November 2005, the Compensation Committee determined that the SAGE metric was not an appropriate metric as it substantially delayed the payout due to the complex calculations needed to measure SAGE, while failing to add any meaningful balance to the TSR metric. The Compensation Committee eliminated the SAGE metric from the LTP Program for the three-year performance period that commenced in fiscal year 2006, and subsequent LTP Program target awards have been set based solely upon TSR.

        The LTP Program target award that vested at the end of fiscal year 2007 was the last award that would have used the combined SAGE and TSR metrics. In September 2007, the Compensation Committee reviewed our interim performance under the FY05-FY07 LTP Program. In November 2004, when these target awards were established, we were not contemplating any significant restructuring. Accordingly, neither the LTP Program nor the grant provisions provided for any adjustment to SAGE to reflect the impact of divestitures. However, in March of 2005, our Board of Directors named a new CEO, William P. Sullivan, and, in August 2005 we announced our intention to divest our semiconductor businesses and stake in the Lumileds joint venture. With the successful execution of these strategic changes Agilent became a smaller, more focused company.

        The Compensation Committee noted that the divestitures and other strategic actions had resulted in an increase in Agilent's stock price over the performance period and concluded that the TSR metric more accurately reflected the favorable impact of the divestitures on Agilent and its stockholders. The Compensation Committee also observed that the use of the single TSR metric would be more consistent with the current program design, which has focused on the single metric since fiscal year 2006.

        As a result, the Compensation Committee granted 847,278 shares of stock under the LTP Program to the 10 remaining plan participants for FY05-FY07, based on the single TSR metric used pursuant to the current program provisions. The table below sets forth the targeted number of shares for the performance period FY05-FY07 and the share payout that resulted from achieving and exceeding the 75th percentile for total stockholder return during the performance period:

Fiscal Year 2005 - 2007 Payout Table

Name	Target Award (#)	November 2007 Payout at 200% (#)
William P. Sullivan	100,288	200,576
Adrian T. Dillon	53,557	107,114
D. Craig Nordlund	19,427	38,854
Jean Halloran	17,327	34,654
Christopher van Ingen	49,356	98,712
Patrick J. Byrne	32,029	64,058

Equity Grant Practices

        The Compensation Committee generally makes grants of stock awards at its regularly scheduled meetings which are held approximately every other month throughout our fiscal year. Awards are not timed to relate to the price of Agilent's stock. Awards are generally granted effective the date of the Compensation Committee meeting, but may have a later effective date in order to avoid making the grant outside of one of our open trading windows. Our annual stock awards to selected key employees worldwide, including named executive officers, are driven by our annual salary and ranking review, and are made during an open trading window. The fiscal years 2007 and 2008 annual grants were made by unanimous written consent of the Compensation Committee because there were no regularly-scheduled meetings near the time of the desired grant date. Awards to new employees are typically made at the next regularly-scheduled Compensation Committee meeting following the employee's start date.

Benefits

        The Agilent global benefits philosophy is to provide named executive officers with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2007, we made available the same benefits to the CEO and other named executive officers that are generally available to other Agilent employees.

        In addition, Agilent's named executive officers have company-paid financial counseling through a third-party service to help them with their personal finances. This service is provided to help our named executive officers manage processes that can be sensitive and time consuming, as well as to benefit Agilent when our named executive officers conduct personal business that has an impact to Agilent, both from a disclosure requirement perspective and public awareness perspective. Named executive officers are also provided an executive physical medical examination benefit, for which we cover the costs that are not otherwise covered under the executive's chosen health plan. We believe that the executive physical is a prudent measure to help ensure the health of our executives. Both the financial counseling and the executive physicals are benefits provided at our comparator companies and are available at a low, group cost to Agilent.

        Other than the financial counseling and the executive physicals (which are available for all of our executives, not only our named executive officers) mentioned above, there are no special perquisites for our named executive officers except for the occasional use by executive officers of company drivers to transport them and family members to the airport for personal travel.

Deferred Compensation

        Our named executive officers are eligible to voluntarily defer base salary, short-term incentives in the form of awards under the Performance-Based Compensation Plan and long-term incentives in the form of stock awards under the LTP Program. The deferrals are made through our 2005 Deferred Compensation Plan and are paid out to the executive after leaving Agilent through retirement or otherwise. Deferral elections may be made annually and are part of overall tax planning for many executives. Agilent has allowed its named executive officers to make a one-time change to their deferral elections in fiscal year 2007 pursuant to the phase-in provisions of Section 409A of the Internal Revenue Code. Deferrals of base salary and short-term incentives are credited with returns based on the investment choices available under Agilent's 401(k) Plan, except that the Agilent Stock Fund. The LTP Program shares are deferred in the form of Agilent common stock only and do not earn additional returns. At the end of the deferral period, the LTP Program shares are simply released to the executive.

Pension Plans

        We provide a pension plan, the Agilent Technologies, Inc. Retirement Plan ("Retirement Plan"), to our named executive officers, as well as other Agilent employees, as a means for long-term retention and retirement benefits. The Retirement Plan is also a differentiator for Agilent within the high-technology sector. In addition, we provide the Agilent Technologies, Inc. Supplemental Benefit Retirement Plan (the "Supplemental Benefit Retirement Plan") to our named executive officers and other Agilent employees. The Supplemental Benefit Retirement Plan is an unfunded, non-qualified pension plan which pays amounts that would otherwise be due under the Retirement Plan, but which are limited under the qualified Retirement Plan by Internal Revenue Service regulations.

        Additionally, Agilent provides the Agilent Technologies, Inc. Deferred Profit-Sharing Plan (the "Deferred Profit-Sharing Plan") that provides certain amounts to our named executive officers who provided services to our predecessor company, Hewlett-Packard Company ("Hewlett-Packard"), prior to November 1, 1993. The Deferred Profit-Sharing Plan is a closed defined contribution plan. There have been no contributions into the plan since October 31, 1993.

Policy Regarding Compensation in Excess of $1 Million a Year

        Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our executive officers, other than our CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is "performance based" as defined in Section 162(m) of the Code. Our Compensation Committee considers the impact of Section 162(m) in setting and determining executive compensation because it is concerned with the net cost of executive compensation to Agilent, and its ability to effectively administer executive compensation in the long-term interests of stockholders. The Compensation Committee considers deductibility and may in appropriate circumstances decide to pay compensation that does not meet requirements of Section 162(m) of the Code.

        For example, in deciding to make awards under the LTP Program on a basis different from the metrics set at the beginning of the FY05-FY07 performance period, the Compensation Committee considered the implications of losing the Code Section 162(m) tax deduction in connection with these awards. While our typical policy is to design our plans to obtain this tax deduction where practical, it was decided that an exception was warranted, given that the application of the SAGE metric would have resulted in a payout that did not reflect the benefit to the stockholders of the company's restructuring, and the financial impact on the company due to the lost deduction was minimal.

Stock Ownership Guidelines

        Our stock ownership guidelines are designed to encourage our named executive officers to achieve and maintain a significant equity stake in Agilent and more closely align his or her interests with those of our other stockholders. The guidelines provide that the President and CEO should attain an investment level in Agilent's stock equal to five times his annual salary, including direct ownership of at least 20,000 shares of Agilent stock. All other executive officers should attain an investment level equal to three times his or her annual salary, including direct ownership of at least 15,000 shares for the CFO and at least 10,000 shares for all other executive officers. In each case, these ownership levels must be attained by the later of five years from election to their executive officer positions or the end of fiscal year 2007 for those who were executive officers prior to 2002. By the end of fiscal year 2007, all of our named executive officers had met their stock ownership guideline requirements.

Termination and Change of Control

        We have put in place change of control agreements with each of our named executive officers in order to ensure a smooth corporate transition in the event a change in control occurs. The Compensation Committee adopted the change of control agreements in order to keep executive officers focused on the best interests of stockholders at a time that would otherwise cause lack of focus due to personal economic exposure and extreme turmoil for Agilent. They are designed to provide some measure of protection to the named executive officers so that they are not distracted by their personal, professional and financial situations at a time when Agilent needs them to remain focused on their responsibilities, Agilent's best interests and those of all its stockholders. These agreements provide for a payout in the event there is a change in control and the executive officer is either terminated from his or her position or moved into a position that represents a substantial change in responsibilities within a limited period of time after the transaction.

        In addition, we have a Workforce Management Program in place that is applicable to all Agilent's employees, including the named executive officers. Although employment security is tied to competitive realities as well as individual results and performance, from time to time business circumstances will dictate the need for Agilent to reduce its workforce. The Workforce Management Program is intended to assist employees affected by restructuring by providing transition income in the form of severance benefits.

COMPENSATION COMMITTEE REPORT

        Agilent's executive compensation program is administered by the Compensation Committee of the Board (the "Compensation Committee"). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the executive officers. In previous proxy statements, the Compensation Committee submitted reports that sought to describe in detail the philosophy and execution of named executive officer compensation for Agilent. In accordance with SEC rules that are now effective for this and future proxy statements, a new "Compensation Discussion and Analysis" section includes this information. In this regard, the Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in Agilent's 2007 Annual Report on Form 10-K and in this Proxy Statement.

Submitted by:

Compensation Committee

David M. Lawrence, M.D., Chairperson
Koh Boon Hwee
A. Barry Rand
Paul N. Clark

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information regarding compensation and benefits earned during fiscal year 2007 by (i) our President and Chief Executive Officer, (ii) our Executive Vice President, Finance and Administration, and Chief Financial Officer, (iii) the three other mostly highly compensated executive officers of Agilent at the end of fiscal year 2007, and (iv) a former executive officer who would have been included in subsection (iii) if he had been employed by Agilent at the end of fiscal year 2007.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)(3)(5)	Option Awards ($) (2)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
William P. Sullivan President and Chief Executive Officer	2007	$946,874	$650	$10,256,517	$2,737,812	$618,846	$404,287	$43,362	$15,008,348
Adrian T. Dillon Executive Vice President, Finance and Administration and Chief Financial Officer	2007	$699,996	$525,100	$4,153,003	$700,146	$322,993	$121,130	$544,446	$7,066,814
Patrick J. Byrne(9) Former Senior Vice President and President, Electronics Management Group	2007	$639,935	$0	$3,986,303	$2,055,201	$208,068	$217,330	$1,219,532	$8,326,369
Christopher van Ingen(10) Former Senior Vice President and President, Life Sciences and Chemical Analysis Group	2007	$450,000	$0	$4,176,553	$896,151	$421,230	$132,782	$34,580	$6,111,296
Jean Halloran Senior Vice President, Human Resources	2007	$399,996	$0	$2,073,532	$669,785	$141,139	$61,280	$34,865	$3,380,597
D. Craig Nordlund Senior Vice President, General Counsel and Secretary	2007	$425,004	$650	$1,729,136	$348,259	$149,963	$(2,495)	$35,440	$2,685,958

(1)
Reflects (i) service awards for the following: Mr. Sullivan in the amount of $650, Mr. Dillon in the amount of $100 and Mr. Nordlund in the amount of $650, and (ii) a one time bonus of $525,000 paid to Mr. Dillon made in recognition of significant results achieved related to the sale of Avago and the spin-off of Verigy.

(2)
Reflects the expense recognized for financial statement reporting purposes for fiscal year 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" (SFAS No. 123(R)) ("FAS 123(R)"). The assumptions used in calculating the expense include the following: fair value, volatility, risk free rate of return, expected term and dividend, which are provided in additional detail in the table below.

(3)
Amounts consist of expenses relating to stock awards that have been issued in accordance with Agilent's LTP Program as described in "Compensation Discussion and Analysis—Long-Term Incentives."

(4)
Amounts consist of expenses relating to option awards granted under the Stock Plan granted at an exercise price equal to the closing price of Agilent common stock on the date of grant.

(5)
The expenses listed in these columns include the following: (i) Mr. Byrne, expense associated with the acceleration of options of $1,864,421 and stock awards of $2,479,992 granted from 2002-2007 in connection with his Separation Agreement and General Release described in the "Termination and Change of Control," (ii) non-qualified stock options granted under the Stock Plan for Mr. Dillon of $7,909 and Ms. Halloran of $3,160, and (iii) expense for stock awards and options awarded in accordance with the LTP Program, as shown in the table below.

(6)
Amounts consist of bonuses earned by the named executive officers during fiscal year 2007 under the Performance-Based Compensation Plan for Covered Employees.

(7)
Amounts represent the change in pension value for the following Agilent sponsored pension plans: Agilent Technologies, Inc. Deferred Profit-Sharing Plan, Agilent Technologies, Inc. Retirement Plan and Agilent Technologies, Inc. Supplemental Benefit Retirement Plan.

(8)
Amounts reflect (i) the maximum ($9,000) contributions allocated by Agilent to each of the named executive officers pursuant to the Agilent Technologies, Inc. 401(k) Plan, (ii) $16,842 for Mr. Sullivan, $12,425 for Mr. Dillon, $12,425 for Mr. van Ingen, $12,425 for Ms. Halloran and $12,425 for Mr. Nordlund and $12,425 for Mr. Byrne for services incurred from The Ayco Company, LP, the provider designated by Agilent to provide financial counseling services to our named executive officers, (iii) travel expenses fees of $430 for Mr. Sullivan, $3,655 for Mr. Dillon, $645 for Mr. van Ingen, $430 for Ms. Halloran and $1,505 for Mr. Nordlund for use of Agilent drivers and vehicles for personal travel to the airport, (iv) reimbursement of $750 for Mr. Sullivan, $1,000 for Mr. Dillon, $500 for Ms Halloran and $1,000 for Mr. Byrne for contribution to a health savings account, (v) a one-time severance payout for Mr. Byrne in the amount of $1,197,107, and (vi) $500,000 of loan forgiveness and $2,214 of interest calculated at the applicable market rate of 6.25% per annum which would have been payable on the then-outstanding $500,000 loan from Agilent to Mr. Dillon had the loan not been interest free.

(9)
Mr. Byrne resigned as an Agilent officer effective March 21, 2007 and entered into a Separation Agreement and General Release with Agilent dated as of May 1, 2007. His employment with Agilent ended October 31, 2007.

(10)
Mr. van Ingen announced his retirement from Agilent as an officer on August 23, 2007, effective October 31, 2007.

        The following table itemizes the fiscal year 2007 expense recorded for the "Stock Awards" and "Option Awards" columns of the "Summary Compensation" table.

Long Term Incentive Awards
	FY04 - FY06		FY05 - FY07		FY06 - FY08		FY07 - FY09
	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards
Mr. Sullivan	$1,075,078	$0	$2,891,980	$0	$2,428,647	$0	$3,770,812	$2,737,812
Mr. Dillon	$682,527	$60,545	$2,345,380	$102,335	$635,962	$268,737	$489,134	$260,620
Mr. van Ingen	$506,963	$0	$1,467,554	$0	$967,004	$0	$1,235,032	$896,151
Ms. Halloran	$295,893	$25,788	$758,784	$37,668	$402,472	$173,692	$616,383	$429,477
Mr. Nordlund	$295,893	$0	$577,638	$0	$375,189	$0	$480,416	$348,259

        Expenses for Messrs. Sullivan, van Ingen and Nordlund for option awards were accrued during the initial year that the options were granted since each is eligible for retirement under Agilent's retirement policy and such retirement would result in the acceleration of the unvested portions of these grants in such year in accordance with FAS 123(R). As a result, the above table does not show option award expenses for FY04-FY06, FY05-FY07 and FY06-FY08, because they were expensed in prior years.

FAS 123(R) Assumptions

        The following table sets forth the FAS 123(R) assumptions used in the calculation of the stock awards and option awards presented in our "Summary Compensation Table."

	Years Ended October 31,
	2007	2006	2005	2004	2003
Stock Option Plans:
Weighted average risk-free interest rate	4.60%	4.45%	3.40%	3.22%	4.25%
Dividend yield	0%	0%	0%	0%	0%
Weighted average volatility	30%	26%	39%	60%	77%
Expected life	4.6 yrs	4.25 yrs	4 yrs	5.5 yrs	5.5 yrs
LTPP:
Volatility of Agilent shares	31%	28%	N/A	N/A	N/A
Volatility of selected peer-company shares	15%-57%	23%-82%	N/A	N/A	N/A
Price-wise correlation with selected peers	29%	50%	N/A	N/A	N/A

Grants of Plan-Based Awards in Last Fiscal Year

        The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2007. For more information please refer to the "Compensation Discussion and Analysis."

Grants of Plan-Based Awards in Fiscal Year 2007
								All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Payouts Under Equity Incentive Plan Awards(2)				Exercise or Base Price of Option Awards ($/Sh)
										Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
William P. Sullivan	11/15/2006	$185,250	$1,140,000	$2,280,000	$687,232	$2,748,928	$5,497,856	249,600	$33.14	$2,737,812
Adrian T. Dillon	11/15/2006	$96,687	$595,000	$1,190,000	$287,448	$1,149,792	$2,299,584	104,400	$33.14	$1,145,143
Patrick J. Byrne	11/15/2006	$110,000	$440,000	$880,000	$275,058	$1,100,232	$2,200,464	99,850	$33.14	$1,095,235
Christopher van Ingen	11/15/2006	$90,000	$360,000	$720,000	$225,085	$900,340	$1,800,680	81,700	$33.14	$896,151
Jean Halloran	11/15/2006	$42,250	$260,000	$520,000	$112,336	$449,344	$898,688	40,850	$33.14	$448,075
D. Craig Nordlund	11/15/2006	$44,891	$276,250	$552,500	$87,556	$350,224	$700,448	31,750	$33.14	$348,259

(1)
Reflects the value of the potential payout targets for fiscal year 2007 pursuant to the annual award program under Agilent's Performance-Based Compensation Plan. Actual payout amounts under this plan are disclosed in the "Summary Compensation Table."

(2)
Reflects the value of potential payout of the target number of performance shares granted in fiscal year 2007 for the FY07 through FY09 performance period under Agilent's LTP Program. Actual payout of these awards, if any, will be determined by the Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Agilent's LTP Program were met. Payout, if any, will be in the form of Agilent common stock.

(3)
Reflects options granted in fiscal year 2007 in accordance with Agilent's long-term incentive goals as described in the "Compensation Discussion and Analysis—Long-Term Incentives." Such options vest at 25% per year over four years.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the current holdings of options, restricted stock awards and restricted stock units by our named executive officers as of October 31, 2007.

Outstanding Equity Awards at Fiscal Year 2007 Year-End
									Stock Awards
		Option Awards(1)							Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Plan Awards: Market or Payout Vale of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options (#)
				Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name					Option Exercise Price ($)		Option Vesting Date (2)	Option Expiration Date
	Grant Date	Exercisable	Unexercisable
William P. Sullivan	11/19/1998 11/18/1999 12/14/2000 11/26/2001 11/18/2003 11/16/2004 03/01/2005 11/15/2005 11/15/2006 11/16/2004 03/01/2005 11/17/2005 11/15/2006	20,498 198,892 210,029 315,044 66,946 66,946 11,289 56,077 0	0 0 0 0 22,316 66,947 11,289 168,234 249,600	n/a n/a n/a n/a n/a n/a n/a n/a n/a	$ $ $ $ $ $ $ $ $	32.49 28.57 56.04 24.45 27.16 21.72 23.16 33.04 33.14	11/18/2004 11/16/2005 03/01/2006 11/15/2006 11/15/2007	11/18/2008 11/17/2009 12/13/2010 11/25/2011 11/17/2013 11/15/2014 02/28/2015 11/14/2015 11/14/2016	86,112 14,176 74,770 83,200	$ $ $ $	3,173,227 522,386 2,755,275 3,065,920
Total		945,721	518,386						258,258
Adrian T. Dillon	12/03/2001 11/19/2002 11/18/2003 11/16/2004 11/15/2005 11/15/2006 11/16/2004 11/17/2005 11/15/2006	210,029 262,536 42,530 42,005 28,353 0	0 0 14,177 42,007 85,062 104,400	n/a n/a n/a n/a n/a n/a	$ $ $ $ $ $	26.00 15.14 27.16 21.72 33.04 33.14	11/18/2004 11/16/2005 11/15/2006 11/15/2007	12/02/2011 11/18/2012 11/17/2013 11/15/2014 11/14/2015 11/14/2016	53,557 37,805 34,800	$ $ $	1,973,575 1,393,114 1,282,380
Total		585,453	245,645						126,162
Patrick J. Byrne	02/12/1999 07/19/1999 01/26/2004 01/24/2005 11/15/2005 11/15/2006	5,466 14,576 59,070 25,203 24,809 0	0 0 19,691 25,204 74,429 99,850	n/a n/a n/a n/a n/a n/a	$ $ $ $ $ $	41.63 64.13 31.93 20.62 33.04 33.14	01/26/2005 01/24/2006 11/15/2006 11/15/2007	02/11/2009 07/18/2009 01/25/2014 01/23/2015 11/14/2015 11/14/2016
Total		129,124	219,174
Christopher van Ingen	05/17/2000 11/13/2000 05/15/2001 11/26/2001 11/19/2002 11/18/2003 11/16/2004 11/15/2005 11/15/2006 11/16/2004 11/17/2005 11/15/2006	105 42,005 26,253 131,268 131,268 31,504 38,592 22,315 0	0 0 0 0 0 10,501 38,594 66,947 81,700	n/a n/a n/a n/a n/a n/a n/a n/a n/a	$ $ $ $ $ $ $ $ $	76.45 37.53 36.13 24.45 15.14 27.16 21.72 33.04 33.14	11/18/2004 11/16/2005 11/15/2006 11/15/2007	11/17/2009 11/17/2009 12/02/2009 12/13/2010 11/25/2011 11/18/2012 11/17/2013 11/15/2014 11/14/2015	49,356 29,771 27,250	$ $ $	1,818,769 1,097,061 1,004,163
Total		423,310	197,742						106,377

Stock Awards
		Option Awards(1)							Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Plan Awards: Market or Payout Vale of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Number of Securities Underlying Unexercised Options (#)
Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name					Option Exercise Price ($)		Option Vesting Date (2)	Option Expiration Date
	Grant Date	Exercisable	Unexercisable
Jean Halloran	02/12/1999 11/18/1999 12/14/2000 11/26/2001 11/19/2002 11/18/2003 11/16/2004 11/15/2005 11/15/2006 11/16/2004 11/17/2005 11/15/2006	7,288 97,661 63,008 157,522 105,014 18,114 13,389 9,320 0	0 0 0 0 0 6,039 13,389 27,960 40,850	n/a n/a n/a n/a n/a n/a n/a n/a n/a	$ $ $ $ $ $ $ $ $	41.63 28.57 56.04 24.45 15.14 27.16 21.72 33.04 33.14	11/18/2004 11/16/2005 11/15/2006 11/15/2007	02/11/2009 11/17/2009 12/13/2010 11/25/2011 11/18/2012 11/17/2013 11/15/2014 11/14/2015 11/14/2016	17,327 12,391 13,600	$ $ $	638,500 456,608 501,160
Total		471,316	88,238						43,318
D. Craig Nordlund	02/12/1999 11/18/1999 11/18/1999 12/03/1999 12/14/2000 11/26/2001 11/19/2002 11/18/2003 11/16/2004 11/15/2005 11/15/2006 11/16/2004 11/17/2005 11/15/2006	18,221 5,706 93,027 21,002 78,761 75,516 105,014 18,115 14,964 8,716 0	0 0 0 0 0 0 0 6,038 14,965 26,148 31,750	n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a	$ $ $ $ $ $ $ $ $ $ $	41.63 28.57 28.57 42.86 56.04 24.45 15.14 27.16 21.72 33.04 33.14	11/18/2004 11/16/2005 11/15/2006 11/15/2007	11/19/2007 02/11/2009 11/17/2009 11/17/2009 12/02/2009 12/13/2010 11/25/2011 11/18/2012 11/17/2013 11/15/2014 11/14/2015	19,427 11,551 10,600	$ $ $	715,885 425,654 390,610
Total		439,042	78,901						41,578

(1)
Pursuant to the anti-dilution provisions in Agilent's Stock Plan, the number of shares and exercise prices related to the listed stock options with grant dates prior to November 1, 2006 were adjusted to maintain their aggregate economic value in connection with the spin-off of Verigy on October 31, 2006.

(2)
Each option is exercisable in four equal annual installments beginning on the first anniversary of the date of the grant. The date shown in this column reflects the first vesting date.

(3)
Amounts reflected are unvested performance shares as of the end of fiscal year 2007, in accordance with Agilent's LTP Program. See the "Compensation Discussion and Analysis."

Option Exercises and Stock Vested at Fiscal Year-End

        The following table sets forth information on stock option exercises and stock vesting in fiscal year 2007 and the value realized on the date of exercise, if any, by each of our named executive officers.

Option Exercises and Stock Vested in Fiscal Year 2007
	Option Awards		Performance Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Awards Acquired Upon Vesting (#)(1)	Value Realized on Vesting ($)(2)
William P. Sullivan	268,912	$4,648,253	315,042	$11,184,225
Adrian T. Dillon	0	$0	179,784	$6,408,771
Patrick J. Byrne	231,989	$3,314,442	64,058	$2,190,784
Christopher van Ingen	73,486	$718,428	152,688	$5,415,164
Jean Halloran	2,276	$8,922	66,158	$2,375,388
D. Craig Nordlund	48,563	$552,845	70,358	$2,519,028

(1)
Amounts reflect the aggregate of (i) target performance shares granted in our fiscal year 2004 pursuant to Agilent's LTP Program for fiscal year 2004 through fiscal year 2006 ("FY04-FY06") performance period and paid out in fiscal year 2007 as follows: Mr. Sullivan, 114,466 shares, Mr. Dillon, 72,670 shares, Mr. van Ingen, 53,976 shares, Ms. Halloran, 31,504 shares, Mr. Nordlund, 31,504 shares, and (ii) target performance shares granted in fiscal year 2005 pursuant to Agilent's LTP Program for the FY05-FY07 performance period and paid out in fiscal year 2008 as follows: Mr. Sullivan, 200,576 shares, Mr. Dillon, 107,114 shares, Mr. Byrne, 64,058 shares, Mr. van Ingen, 98,712 shares, Ms. Halloran, 34,654 shares, Mr. Nordlund, 38,854 shares.

(2)
The market value of these awards is based on a 20-day average closing price of Agilent's common stock on the release dates as follows: (i) FY04-FY06 performance period released on May 16, 2007 include the following: Mr. Sullivan $4,324,525, Mr. Dillon $2,745,473, Mr. van Ingen $2,039,213, Ms. Halloran $1,190,221, Mr. Nordlund $1,190,221, and (ii) FY05-FY07 performance period released on November 14, 2007 include the following: Mr. Sullivan $6,859,699, Mr. Dillon $3,663,299, Mr. Byrne $2,190,784, Mr. van Ingen $3,375,950, Ms. Halloran $1,185,167, and Mr. Nordlund $1,328,807.

Pension Benefits

        The following table shows the estimated present value of accumulated benefits payable including years of credited service payable on retirement to our named executive officers under the Deferred Profit-Sharing Plan, the Retirement Plan and the Supplemental Benefit Retirement Plan. To calculate the number of years of an eligible employee's service, the pension plans will bridge each eligible employee's service, if any, with Hewlett-Packard Company to that eligible employee's service with Agilent; the years of service will reflect employment service from both Hewlett-Packard and Agilent. The cost of all three plans is paid entirely by Agilent.

Pension Benefits
Name	Agilent Technologies, Inc. Deferred Profit- Sharing Plan ($)	Agilent Technologies, Inc. Retirement Plan ($)	Agilent Technologies, Inc. Supplemental Benefit Plan ($)	Number of Year of Service (#)	Present Value of Accumulated Benefit ($)
William P. Sullivan	$452,050	$480,558	$2,971,487	30	$3,904,095
Adrian T. Dillon	$0	$183,007	$478,654	6	$661,661
Patrick J. Byrne	$111,977	$574,963	$845,323	23	$1,532,262
Christopher van Ingen	$118,431	$521,318	$720,934	20	$1,360,683
Jean Halloran	$259,646	$588,255	$922,793	28	$1,770,693
D. Craig Nordlund	$659,885	$404,098	$1,001,631	30	$2,065,615

  Retirement Plan

        The Retirement Plan guarantees a minimum retirement benefit in the form of monthly payment beginning at the normal age (age 65) set forth in the Retirement Plan. This benefit is calculated using a formula that is based on the employees highest average pay rate (based on the highest average earnings in any 20 consecutive fiscal quarters), final average compensation (the lesser of (i) the final 12 consecutive fiscal quarters' earnings up to the social security wage base and (ii)covered compensation, which is the 35 year average of the social security wage bases ending in the year of social security retirement), and the total years of credited service at Agilent and Hewlett-Packard (up to a maximum of 30 years).

        The monthly retirement benefit beginning at age 65 (or later if retired after age 65) is determined as follows:

[1.5% × highest average pay rate × years of credited service] - [0.6% × final average compensation × years of credited service]

        The reduction based on 0.6% of the final average compensation recognizes Agilent's contribution through payroll taxes towards social security benefits; although it does not represent the actual amount of the social security benefit an employee will receive.

        Benefits under the Retirement Plan are payable at the normal retirement age set forth in the plan (age 65) or upon termination or retirement, if later, and as either a) a single life annuity for single participants or as b) a 50% joint and survivor annuity for married participants. However, a participant may elect to receive payments at any time following termination or retirement and in the above forms or as an actuarially equivalent option form (75% or 100% joint and survivor annuities or as a one-time lump sum payment). Payments made prior to age 65 will be reduced in accordance with the plan provisions.

        All regular full-time or regular part-time employees automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.

  Deferred Profit-Sharing Plan

        The Deferred Profit-Sharing Plan is a closed, defined contribution plan. The Deferred Profit-Sharing Plan was created by Hewlett-Packard and covers participants' service with Hewlett-Packard before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993.

        For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, and (ii) the annuity value of the Deferred Profit-Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.

        Benefits under the Deferred Profit-Sharing Plan are payable at the plan's normal retirement age (age 65) or upon termination or retirement, if later, and as either (i) a single life annuity for single participants, or (ii) a 50% joint and survivor annuity for married participants. However, a participant may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuities or as a one-time lump sum payment.

  Supplemental Benefit Retirement Plan

        The Supplemental Benefit Retirement Plan is unfunded and not qualified for tax purposes. Benefits payable under this plan are equal to the excess of the amount that would be payable in accordance with the terms of the Retirement Plan disregarding the limitations imposed pursuant to sections 415 and 401(a)(17) of the Internal Revenue Code over the amount due under the Retirement Plan when taking into account sections 415 and 401(a)(17) limitations.

        Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement, and in accordance with Internal Revenue Code Section 409A guidelines for deferred compensation.

Non-Qualified Deferred Compensation in Last Fiscal Year

        For fiscal year 2007, the non-qualified deferred compensation plan is available to all active employees on the US payroll with a base salary greater than or equal to $225,000.

        There are three types of earnings that may be deferred under the program:

  1.
  Annual base pay earnings in excess of the IRS qualified plan limit of $225,000 for 2007;

  2.
  Bonus earnings, discretionary and cash compensation paid under the Performance-Based Compensation Plan; and

  3.
  Performance based compensation paid out in accordance with the terms of Agilent's LTP Program. This program pays out in the form of Agilent common stock. 100% of any payout is eligible for deferral.

        There are several investment options available under the Plan, which mirror the investment choices under our tax-qualified 401(k) Plan, with the exception of Agilent's common stock which is not available under the Plan. All investment choices are made by the participant. We have established a rabbi trust as a source of funds to make payments under the Plan. As of September 30, 2007, the rabbi trust with Mellon Trust was overfunded, so there is no need for additional funding.

        Based on market performance, dividends and interest are credited to participants' accounts from the funds that the participant has elected. Employees can elect payout in either of two forms: a single lump sum or five to fifteen year annual installments. Payouts are distributed to eligible participants in January of the year following termination. No early distributions or withdrawals are allowed.

        The table below provides information on the non-qualified deferred compensation of the named executive officers for fiscal year 2007.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William P. Sullivan	$5,891,417	$0	$149,023	$0	$7,528,757
Adrian T. Dillon	$3,464,745	$525,000	$370,464	$0	$6,114,664
Patrick J. Byrne	$2,285,382	$0	$345,958	$0	$3,859,270
Christopher van Ingen	$2,405,059	$0	$351,395	$0	$4,127,335
Jean Halloran	$1,756,921	$0	$150,407	$0	$2,833,795
D. Craig Nordlund	$606,314	$0	$309,970	$0	$2,414,304

(1)
The salary portion of the amounts reflected above is included in the amount reported as salary in the "Summary Compensation Table." Detailed in the table below, are the deferred amounts for the following: salary contribution amounts for fiscal year 2007, the amount of shares and the value of the shares paid out pursuant to the LTP Plan for the FY04-FY06 and FY05-FY07 performance periods and the value of compensation earned as part of Agilent's annual rewards performance plan.

Name	Deferred Salary FY07	Employee Contribution	Value of Deferred Compensation Earned as part of Agilent's Annual Rewards Program	Value of Deferred Shares Paid Out from the LTP Program for FY04 - FY06	Value of Deferred Shares Paid Out from the LTP Program for FY05 - FY07	Total Value of Employee Contribution of Deferred Compensation for FY07	Amount of Deferred Shares from LTP Program FY04 - FY06	Amount of Deferred Shares from LTP Program FY05 - FY07
William P. Sullivan	$72,000	$0	$308,423	$2,130,905	$3,380,089	$5,891,417	56,403	98,333
Adrian T. Dillon	$0	$525,000	$306,843	$1,352,826	$1,805,076	$3,464,745	35,808	52,780
Patrick J. Byrne	$104,000	$0	$22,370	$0	$2,159,012	$2,285,382	0	63,129
Christopher van Ingen	$180,000	$0	$315,922	$1,909,137	$0	$2,405,059	50,533	0
Jean Halloran	$0	$0	$0	$1,172,956	$583,965	$1,756,921	31,047	17,075
D. Craig Nordlund	$0	$0	$19,855	$586,459	$0	$606,314	15,523	0
(2)
Amount reflects a one time contribution of $525,000 to Mr. Dillon's deferred compensation account in recognition of significant results in the Avago sale and spin-off of Verigy. The amount of $525,000 is equal to Mr. Dillon's fiscal year 2006 bonus target rate ($700,000 × 75% = $525,000).

(3)
Amounts reflected are not included in the "Summary Compensation Table" because the earnings are not "above-market." These amounts include dividends, interest and change in market value.

Termination and Change of Control Arrangements

        Set forth below is a description of the plans and agreements that could result in potential payments to the named executive officers in the case of their termination of employment and/or a change of control of Agilent.

Change of Control Agreements

        Each named executive officer has signed a Change of Control Severance Agreement. Under these agreements, in the event that within 24 months after a change of control of Agilent, Agilent or its successor terminates the employment of such executive without cause or an event constituting good reason occurs and the executive resigns within three months after such an event, the executive will be entitled to: (i) two times, or solely with respect to the CEO, three times, the sum of such executive's base salary and target bonus, (ii) payment of COBRA continuation premiums for up to 18 months, (iii) full vesting of all outstanding options and stock awards, and (iv) a prorated portion of any bonus. To the extent that the payment of these benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax, subject to certain exceptions for all of the named executives officers except the CEO.

        In exchange for such consideration, each executive has agreed (i) to execute a release of all of the executive's rights and claims relating to his or her employment, (ii) not to solicit any of Agilent's or its successor's employees for two years, and (iii) not to compete for one year with up to fifteen competitors of Agilent or its successor, as determined by Agilent or its successor.

        Under these agreements a "change of control" means occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the assets of Agilent to a third party; (ii) a merger or consolidation involving Agilent in which the stockholders of Agilent immediately prior to such merger or consolidation are not the owners of more than 75% of the total voting power of the outstanding voting securities of Agilent after the transaction; or (iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Agilent by a third person. "Good reason" means (i) the reduction of the officer's rate of pay, other than reductions that apply to employees generally and variable and performance reductions; (ii) reduction in benefits or failure to receive the same benefits as similarly situated employees; (iii) a change in the officer's duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, subject to certain exceptions; (iv) the relocation to a worksite that is more than 35 miles from his prior worksite; (v) the failure or refusal of a successor to Agilent to assume Agilent's obligations under the agreement, or (vi) a material breach by Agilent or any successor to Agilent of any of the material provisions of the agreement.

        Under these agreements, "cause" means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on Agilent's business or reputation; (ii) repeated unexplained or unjustified absences from Agilent; (iii) refusal or willful failure to act in accordance with any specific directions, orders or policies of Agilent that has a material adverse effect on Agilent's business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Agilent as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Agilent which has a material adverse effect on Agilent's business or reputation; (vi) conduct by the officer which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by the officer of any contract between the officer and Agilent or any statutory duty of the officer to Agilent that is not corrected within thirty days after written notice to the officer.

        In addition, in the event of a change of control, participants in the LTP Program would receive at the earlier of the end of the performance period or termination of the program an LTP Program payout equivalent to the greater of the target award or the accrued amount of the payout, prorated for the amount of time elapsed during the first twelve months of the performance period.

Byrne Separation Agreement

        In connection with Mr. Byrne's resignation as an officer of Agilent, Mr. Byrne executed a Separation Agreement and General Release with Agilent, which terminated his Change of Control Severance Agreement. Pursuant to the terms of the Separation Agreement and General Release, Mr. Byrne remained employed by Agilent but no longer actively performed work for Agilent through October 31, 2007, when he was designated as a participant in Agilent's Workforce Management Program. Mr. Byrne is entitled to receive the following: (i) eligibility to receive any payout from the Performance-Based Compensation Plan for fiscal year 2007, with a target payment of 80% of his base salary; (ii) cash severance in the gross amount of $825,000, inclusive of any other payments provided for under Agilent's Workforce Management Program; (iii) a lump sum in the amount of $25,000 for career counseling; and (iv) eligibility to receive any applicable payout depending upon the extent to which performance targets are achieved under the LTP Program for the performance periods of FY05-FY07, FY06-FY08 and FY07-FY09. All payments made to Mr. Byrne during fiscal year 2007 pursuant to the Separation Agreement and General Release are reported in the "Summary Compensation Table."

Termination and Change of Control Table

        For each of the named executive officers, except Mr. Byrne, the table below estimates the amount of compensation that would be paid in the event that within 24 months after a change of control of Agilent, Agilent or its successor terminates the employment of such an executive without cause or an event constituting good reason occurs and the executive resigns within three months before such an event, and (ii) death or disability. Mr. Byrne resigned from his executive officer position at Agilent effective March 21, 2007. As a result, his termination payments are shown in the "Summary Compensation Table." With the exception of Mr. Byrne, the amounts shown assume that each of the terminations was effective October 31, 2007. Information regarding the amount of pay due upon retirement for each of the named executive officers is also provided in the table under "Pension Benefits."

Name	Type of Benefit	Involuntary Termination or Resignation for Good Reason within 24 Months After or 3 Months Before a Change of Control ($)(1)	Death/Disability ($)
William P. Sullivan	Cash Severance Payments	$2,840,622	$0
	Cash Bonus	$2,693,232	$0
	Benefits(2)	$8,091	$0
	Performance Shares	$0	$0
	Accelerated Vesting of Stock Options	$3,634,954	$3,634,954

	Total Termination Benefits:	$9,176,899	$3,634,954
Adrian T. Dillon	Cash Severance Payments	$1,399,992	$0
	Cash Bonus	$937,118	$0
	Benefits(2)	$12,467	$0
	Performance Shares	$0	$0
	Accelerated Vesting of Stock Options	$1,808,593	$1,808,593

	Total Termination Benefits:	$4,158,170	$1,808,593
Christopher van Ingen	Cash Severance Payments	$900,000	$0
	Cash Bonus	$840,404	$0
	Benefits(2)	$18,093	$0
	Performance Shares	$0	$0
	Accelerated Vesting of Stock Options	$1,504,868	$1,504,868

	Total Termination Benefits:	$3,263,365	$1,504,868
Jean Halloran	Cash Severance Payments	$799,992	$0
	Cash Bonus	$409,496	$0
	Benefits(2)	$4,459	$0
	Performance Shares	$0	$0
	Accelerated Vesting of Stock Options	$635,651	$635,651

	Total Termination Benefits:	$1,849,598	$635,651
D. Craig Nordlund	Cash Severance Payments	$850,008	$0
	Cash Bonus	$435,092	$0
	Benefits(2)	$24,507	$0
	Performance Shares	$0	$0
	Accelerated Vesting of Stock Options	$606,494	$606,494

	Total Termination Benefits:	$1,916,101	$606,494

(1)
To the extent that the payment of the listed benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax. However, in the case of all of the named executive officers, other than Mr. Sullivan, the executive shall not be entitled to receive a gross-up payment if (i) the payment of the listed benefits may be reduced to an amount (the "Reduced Amount") sufficient to result in no portion of such payment being subject to an excise tax, and (ii) after reducing such payment by the Reduced Amount, the executive would receive, on a pre-tax basis, an amount not less than 90% of the value of the unreduced payment on a pre-taxed basis.

(2)
Reimbursement for named executive officer and his or her dependents of COBRA payments for 18 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee are set forth in "Board Structure and Compensation." During the most recent fiscal year, no Agilent executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Agilent's Compensation Committee.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

        The Company's Standards of Business Conduct and Director Code of Ethics require that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or the best interests of the Company. In addition, the Company has adopted a written Related Person Transactions Policy and Procedures (the "Related Person Transactions Policy") that prohibits any of the Company's executive officers, directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy. For purposes of the policy, a "related person transaction" includes any transaction (within the meaning of Item 404(a) of the Securities and Exchange Commission's Regulation S-K) involving the Company and any Related Person that would be required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission's Regulation S-K.

        Under our Related Person Transactions Policy, the General Counsel must advise the Nominating/Corporate Governance Committee of any related person transaction of which he becomes aware. The Nominating/Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating/Corporate Governance Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

  •
  the size of the transaction and the amount payable to the related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve the conflict of interest; and

  •
  whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

        The Nominating/Corporate Governance Committee must approve or ratify each related person transaction in accordance with the policy. Absent this approval or ratification, no such transaction may be entered into by the Company with any related person.

        Agilent will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Transactions with Related Persons

        The Company and its subsidiaries had no transactions, nor are there any currently proposed transactions, in which the Company or its subsidiaries was or is to be a participant, the amount involved exceeded $120,000, and any director, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Nominating/Corporate Governance Committee under the Company's Related Person Transactions Policy.

        On February 5, 2002, Agilent made a relocation loan to Mr. Adrian T. Dillon, Executive Vice President and Chief Financial Officer, as part of the employment package required to induce Mr. Dillon to join Agilent and move from Cleveland, Ohio to the San Francisco Bay Area. In place of a standard relocation bonus, Agilent provided a loan of $2.5 million to be used for the purchase of a home which was to be forgiven over a five-year period at 20% per year and was secured by a deed of trust on the house. Pursuant to the terms of the loan, the loan was fully forgiven in February 2007 and is no longer outstanding. In accordance with the Sarbanes-Oxley Act, Agilent will not provide any new loans to its executive officers.

AUDIT AND FINANCE COMMITTEE REPORT

        During fiscal year 2007, the Audit and Finance Committee of the Board reviewed the quality and integrity of Agilent's consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, Agilent has identified Heidi Kunz as the Audit and Finance Committee's "Financial Expert." Agilent operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met thirteen times, including telephone meetings, during the 2007 fiscal year.

        The Audit and Finance Committee's work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter in the "Corporate Governance" section of the Web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attention: Investor Relations.

        The Audit and Finance Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, Agilent's independent registered public accounting firm, Agilent's audited consolidated financial statements and Agilent's internal control over financial reporting. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, during the 2007 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence from Agilent. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Agilent's audited consolidated financial statements be included in Agilent's Annual Report on Form 10-K for the fiscal year ended October 31, 2007 and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee

  Heidi Kunz, Chairperson
  Robert J. Herbold
  Robert L. Joss

        The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Fees Paid to PricewaterhouseCoopers LLP

        The following table sets forth the aggregate fees charged to Agilent by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2007 fiscal year and for other services rendered during the 2007 fiscal year to Agilent and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category:	Fiscal 2007	% of Total	Fiscal 2006	% of Total
Audit Fees	$6,142,000	86.4	$7,108,000	55.6
Audit-Related Fees	253,300	3.6	4,931,000	38.5
Tax Fees:	662,039	9.3	742,000	5.8
Tax compliance/preparation	0	0.0	0	0.0
Other tax services	0	0.0	0	0.0

Total Tax Fees	662,039	9.3	742,000	5.8
All Other Fees	55,000	0.7	11,000	0.1

Total Fees	$7,112,339	100.0	$12,792,000	100.0

        Audit Fees:    Fiscal 2007 fees consist of fees billed for professional services rendered for the integrated audit of Agilent's consolidated financial statements and its internal control over financial reporting and review of the interim condensed consolidated financial statements included in quarterly reports. Fiscal 2006 fees consist of fees billed for professional services rendered for the audit of Agilent's consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports. Fiscal 2007 and 2006 fees also consist of fees billed for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

        Audit-Related Fees:    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Agilent's consolidated financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. For Fiscal 2006, these services included approximately $4,700,000 paid to PricewaterhouseCoopers LLP for services rendered in connection with the planned divestiture of our Semiconductor Products Group segment and spin-off of a portion of the Automated Test Group segment, and other related transactions.

        Tax Fees:    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, mergers and acquisitions and international tax planning.

        All Other Fees:    Consists of fees for all other services other than those reported above. These services include internal audit software and a license for specialized accounting research software. Agilent's intent is to minimize services in this category.

        In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm for the fiscal year ending October 31, 2008, the Audit and Finance Committee has considered whether services other than audit and audit-related provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit and Finance Committee's policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit and Finance Committee has delegated its preapproval authority up to a specified maximum to the Chairperson of the Audit and Finance Committee, Heidi Kunz, who may preapprove all audit and permissible non-audit services so long as her preapproval decisions are reported to the Audit and Finance Committee at its next scheduled meeting.

ADDITIONAL QUESTIONS AND INFORMATION REGARDING
THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:    What happens if additional proposals are presented at the annual meeting?

A:
Other than the three proposals described in this Proxy Statement, Agilent does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, William P. Sullivan, Agilent's President and Chief Executive Officer, and D. Craig Nordlund, Agilent's Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason, any one or more of Agilent's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:    What class of shares is entitled to be voted?

A:
Each share of Agilent's common stock outstanding as of the close of business on January 2, 2008, the Record Date, is entitled to one vote at the annual meeting. On the Record Date, Agilent had approximately 370,644,009 shares of common stock issued and outstanding.

Q:    What is the quorum requirement for the annual meeting?

A:
The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:    Who will count the vote?

A:
A representative of Computershare Investor Services will tabulate the votes and act as the inspector of election.

Q:    Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Agilent or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Agilent's management.

Q:    Who will bear the cost of soliciting votes for the annual meeting?

A:
Agilent will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Agilent has retained the services of Georgeson, Inc. ("Georgeson") to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Agilent estimates that it will pay Georgeson a fee of $12,000 for its services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Agilent's directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, Agilent may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:    May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?

A:
You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

  Stockholder Proposals:    In order for a stockholder proposal to be considered for inclusion in Agilent's proxy statement for next year's annual meeting, the written proposal must be received by Agilent no later than September 16, 2008 and should contain such information as is required under Agilent's Bylaws. Such proposals will need to comply with the SEC's regulations regarding the inclusion of stockholder proposals in Agilent-sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice must be received by Agilent no later than September 16, 2008 and should contain such information as required under Agilent's Bylaws. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents.

  Nomination of Director Candidates:    Agilent's Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Agilent not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year's annual meeting was first sent to stockholders. Agilent's 2008 Proxy Statement was first sent to stockholders on January 14, 2008. Thus, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by Agilent not later than September 16, 2008. In addition, the notice must meet all other requirements contained in Agilent's Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

  Copy of Bylaw Provisions:    You may contact the Agilent Corporate Secretary at Agilent's corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Agilent's Bylaws can be accessed on the Agilent Investor Relations Web site at http://www.investor.agilent.com. Click "Corporate Governance" and then "Corporate Governance" on the left hand side of the screen.

Q:    How do I obtain a separate set of voting materials if I share an address with other stockholders?

A:
To reduce expenses, in some cases, we are delivering one copy of the Notice to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. The Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:    If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?

A:
You may request that we send you and the other stockholders who share an address with you only one Notice or one set of voting materials by calling us at (408) 553-2424 or by writing to us at: Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records.

You may receive a copy of Agilent's Annual Report on Form 10-K for the fiscal year ended October 31, 2007 without charge by sending a written request to Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Investor Relations.

By Order of the Board,

D. CRAIG NORDLUND
 Senior Vice President, General Counsel
and Secretary
Dated: January 14, 2008

APPENDIX A

AGILENT TECHNOLOGIES, INC. LONG-TERM PERFORMANCE PROGRAM

(AMENDED AND RESTATED THROUGH NOVEMBER 1, 2005)

1.
PURPOSE

The purpose of the Long-Term Performance Program ("Program") is to motivate and reward eligible employees by making a portion of their compensation dependent on the achievement of certain Objective Business Criteria related to the performance of Agilent Technologies, Inc. (the "Company") and its operating units. This Program is designed to ensure that the incentives paid hereunder to executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). Accordingly, the material terms of this Program as to "covered employees" under Code Section 162(m) are subject to the approval of the Company's stockholders pursuant to Code Section 162(m).

2.
PARTICIPANTS

The participants in this Program shall be key employees of the Company, as determined by the Committee.

3.
THE COMMITTEE

The Committee shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret this Program in accordance with Code Section 162(m). Unless the Board provides otherwise, the Compensation Committee of the Company's Board of Directors shall be the Committee.

4.
AMOUNT OF BONUS

A participant's award, if any, is based on (i) an individual target set by the Committee in writing with respect to the Performance Period and (ii) the Objective Business Criterion or Criteria for the Performance Period (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual items).

5.
MAXIMUM BONUS

No award in excess of one million (1,000,000) shares of Company common stock (adjusted for stock splits and the like under the 1999 Stock Plan) or the cash equivalent will be paid to any participant with respect to a Performance Period. The Committee may also reduce an individual's bonus calculated under Section 4 in its sole discretion.

6.
OBJECTIVE BUSINESS CRITERIA

This Program's "Objective Business Criteria" may include one or more of the following: (a) sales revenue; (b) gross margin; (c) operating margin; (d) operating income; (e) pre-tax profit; (f) earnings before interest, taxes and depreciation and amortization; (g) net income; (h) expenses; (i) the market price of the shares; (j) earnings per share; (k) return on stockholder equity; (l) return on capital; (m) return on net assets; (n) economic value added; (o) market share;

A-1

(p) customer service; (q) customer satisfaction; (r) safety; (s) total stockholder return; (t) free cash flow; (u) size-adjusted growth in earnings; and (v) such other Criteria as determined by the Committee, each with respect to the Company and/or any operating unit(s) of the Company, as determined by the Committee in its sole discretion. Awards to be paid to participants who are not subject to the limitations of Code Section 162(m) may take into account other factors.

7.
PERFORMANCE PERIODS

A "Performance Period" shall be, with respect to a participant, any period not exceeding three years, as determined by the Committee in its sole discretion. The selection and adjustment of applicable Objective Business Criteria, and the establishment of targets, shall occur in compliance with the rules of Code Section 162(m).

8.
PAYMENT OF AWARDS

Subject to the Committee's discretion, the payment of an award under the Program generally requires that the participant be on the Company's payroll as of the date the award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion. Awards may be made (i) in cash, or (ii) in shares of Company common stock granted under the Company's 1999 Stock Plan, as replaced, modified, amended or supplemented from time to time (the "1999 Stock Plan"). No award shall be paid unless and until the Committee certifies in writing the extent to which the Objective Business Criterion/Criteria applicable to a participant have been achieved or exceeded. The Committee, in its sole discretion, may permit a participant to defer receipt of amount that would otherwise be delivered to the participant under this Program. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion, and such deferrals shall be structured to comply with the requirements of Code Section 409A.

9.
AMENDMENT AND TERMINATION

The Board of Directors reserves the right to amend or terminate this Program at any time with respect to future services of participants. Program amendments will require stockholder approval only to the extent required by applicable law.

10.
LEGAL CONSTRUCTION

In the event any provision of this Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Program, and this Program shall be construed and enforced as if the illegal or invalid provision had not been included. The granting of awards under this Program shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. This Program and all awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Program.

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  DIRECTIONS TO THE SOUTH SAN FRANCISCO
  CONFERENCE CENTER

  From the South (San Jose)

  Take Highway 101 north to the South Airport Boulevard exit (which is two miles north of the San Francisco International Airport). At the first stop light; drive straight across the intersection and directly into the Holiday Inn parking lot. The South San Francisco Conference Center is on the left.

  From the North (San Francisco)

  Take Highway 101 South to the South Airport Boulevard exit in South San Francisco. Stay to the right and turn east under the freeway overpass. Make a right at the Hungry Hunter Restaurant onto South Airport Boulevard. The South San Francisco Conference Center is located on the left between the Good Nite Inn and the Holiday Inn.

  Parking

  The South San Francisco Conference Center has an agreement to share parking with both neighboring hotels—the Holiday Inn to the south and the Good Nite Inn to the north. Additional parking is available diagonally across the street in the lot located between the Travelodge and the Best Western Grosvenor Hotel.

©	Agilent Technologies, Inc. 2008
Printed in U.S.A. January, 2008
Printed on recycled paper with 30% post-consumer waste

Annual Meeting of Stockholders The South San Francisco Conference Center 255 South Airport Boulevard South San Francisco, California February 27, 2008 at 10:00 a.m. ADMIT ONE	Annual Meeting of Stockholders The South San Francisco Conference Center 255 South Airport Boulevard South San Francisco, California February 27, 2008 at 10:00 a.m. ADMIT ONE

Proxy—AGILENT TECHNOLOGIES, INC.

Annual Meeting of Stockholders—February 27, 2008

This Proxy is solicited on Behalf of the Board of Directors.

The undersigned hereby appoints William P. Sullivan and D. Craig Nordlund, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Agilent Technologies, Inc. held of record by the undersigned on January 2, 2008, at the Annual Meeting of Stockholders to be held on Wednesday, February 27, 2008, or any postponement or adjournment thereof.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be voted on reverse side.)

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 A.M., Central Time, on February 27, 2008.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Vote by Internet
• Log on to the Internet and go to
 www.investorvote.com
• Follow the steps outlined on the secured website.
 Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A    Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.
Election of Directors

	For	Withhold
01 — Heidi Kunz	☐	☐
02 — David M. Lawrence, M.D.	☐	☐
03 — A. Barry Rand	☐	☐
		For	Against	Abstain
2.	The ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm.	☐	☐	☐
3.	The approval of the Agilent Technologies, Inc. Long-Term Performance Program.	☐	☐	☐

B    Non-Voting Items

Change of Address—Please print your new address below.	Comments—Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. ☐

C    Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box

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